SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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ACI Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of ACI Worldwide, Inc. to be held on Wednesday, June 9, 2010, at 8:30 a.m. EDT at the company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271.

Details of the business to be conducted at our 2010 Annual Meeting of Stockholders are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Comparable to last year, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders under the U.S. Securities and Exchange Commission’s “notice and access” rules. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and our Annual Report and vote via the Internet. The notice also included instructions on how you may receive a paper copy of your proxy materials. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this new process expedites stockholders’ receipt of proxy materials, lowers the costs of our annual meeting and helps to conserve natural resources.

Your vote is very important. Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

On behalf of the Board of Directors, we appreciate your continued interest in your company.

Sincerely,

Harlan F. Seymour
Chairman of the Board of Directors

ACI WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2010

The 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of ACI Worldwide, Inc. will be held on Wednesday, June 9, 2010, at 8:30 a.m. EDT at the company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271. We are holding the meeting to:

1. Elect eight directors to our Board of Directors to hold office until the 2011 Annual Meeting of Stockholders;

2. Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010; and

3. Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on April 12, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the Annual Meeting.

By Order of the Board of Directors,

Dennis P. Byrnes
Secretary

April 21, 2010

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or, if you requested to receive printed proxy materials, by mailing a completed proxy card. For more detailed information regarding how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled Voting Instructions beginning on page 1 of the Proxy Statement, or if you requested to receive printed proxy materials, your enclosed proxy card.

This Proxy Statement contains a report issued by the Audit Committee relating to certain of its activities during 2009, a report issued by the Compensation and Leadership Development Committee relating to executive compensation during 2009 and a company stock performance graph. Stockholders should be aware that under Securities and Exchange Commission rules, these committee reports and the company stock performance graph are not considered “filed” with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

ACI WORLDWIDE, INC.

PROXY STATEMENT
for the
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2010

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of ACI Worldwide, Inc. (the “Company”, “we”, “us” or “our”), of proxies to be used at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 9, 2010, at 8:30 a.m. EDT at the Company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York, 10271, and any postponement or adjournment thereof. A copy of our annual report to stockholders, including our annual report on Form 10-K for the fiscal year ended December 31, 2009, which includes our financial statements for 2009 (the “Annual Report”), accompanies this Proxy Statement. Beginning on or about April 21, 2010, we made this Proxy Statement available to our stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2010

Our Proxy Statement and Annual Report are also available online at
www.proxydocs.com/aciw

Internet Availability of Proxy Materials

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We instead sent these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote via the Internet. The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose. If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and helps to conserve natural resources.

Voting Instructions

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank Minnesota, National Association (“Wells Fargo”), the Internet Availability Notice was sent directly to you by the Company. The Internet Availability Notice provides instructions on how to request printed proxy materials and how to access your proxy card which contains instructions on how to vote via the Internet or by telephone. For stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. The Internet and telephone voting facilities for stockholders of record will close at 5:00 p.m. EDT on June 6, 2010. If your shares are held in an account at a brokerage firm, bank, trust or other similar organization, like the vast majority of our stockholders, you are considered the “beneficial owner” of shares held in “street name” and the Internet Availability Notice was forwarded to you by that organization. See the section below entitled “Abstentions and Broker Non-Votes” for additional information. You will receive instructions from your broker, bank, trustee or other nominee that must be followed in order for your broker, bank, trustee or other nominee to vote your shares per your instructions.

Revocability of Proxies

A holder of our common stock who has given a proxy may revoke it prior to its exercise either by giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. If you are a beneficial owner of our shares, you will need to contact your bank, brokerage firm, trustee or other nominee to revoke any prior voting instructions.

Proxy Voting

Subject to any revocation as described above, all common stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR each proposal described herein and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same.

Record Date, Outstanding Shares and Quorum

Only holders of our common stock of record at the close of business on April 12, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 33,984,843 shares of our common stock issued and outstanding, excluding 6,836,673 shares of common stock held as treasury stock by the Company. Shares of common stock held as treasury stock are not entitled to be voted at the Annual Meeting. Each stockholder is entitled to one vote per share of common stock held on all matters to be voted on by our stockholders. Stockholders may not cumulate their votes in the election of directors. Unless the context requires otherwise, any reference to “shares” in this Proxy Statement refers to all shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum.

Proxy Solicitation

The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to stockholders. Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. We will reimburse such brokerage firms, banks, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials. We have retained Mediant Communications LLC to assist us with the distribution of proxies. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of the Company. No additional compensation will be paid to these individuals for any such services.

Abstentions and Broker Non-Votes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present in person or by proxy at the Annual Meeting with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, we intend to treat abstentions in this manner. The effect of an abstention on the outcome of the voting on a particular proposal depends on the vote required to approve that proposal, as described in the “Vote Required” section below.

“Broker non-votes” are shares present by proxy at the Annual Meeting and held by brokers or nominees as to which (i) instructions to vote have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter. If you are a beneficial owner of shares held in “street name” and you do not provide voting instructions to your broker, your shares may be voted on any matter your broker has discretionary authority to vote. Brokers generally have discretionary authority to vote on “routine” matters, but not on “non-routine” matters. Please note that this year the rules regarding what constitutes “routine” matters have changed for brokers registered under the New York Stock Exchange (“NYSE”). The election of directors (Proposal 1) is now considered a non-routine matter for NYSE registered brokers; whereas, the ratification of the appointment of an independent registered public accounting firm (Proposal 2) is still considered a routine matter. We encourage you to provide instructions to your broker regarding voting your shares. On any matter for which your broker does not vote on your behalf, the shares will be treated as “broker non-votes”.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of shares present in person or by proxy at the Annual Meeting with respect to a particular proposal on which the broker has expressly not voted.

Vote Required

Election of a director requires the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at a meeting at which a quorum is present. The eight persons receiving the greatest number of votes at the Annual Meeting shall be elected as directors. Since only affirmative votes count for this purpose, abstentions and broker non-votes will not affect the outcome of the voting on this proposal.

With respect to Proposal 2, the ratification of the appointment of our independent registered public accounting firm (the “independent auditor”) for the fiscal year ending December 31, 2010, a stockholder may mark the accompanying form of proxy card to (a) vote for the matter, (b) vote against the matter, or (c) abstain from voting on the matter. The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on Proposal 2 is required for the approval of Proposal 2. Because only a majority of shares actually voting is required to approve Proposal 2, abstentions and broker non-votes will have no effect on the outcome of the voting on Proposal 2.

The inspector of elections appointed for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving stockholders well and maintaining our integrity in the marketplace. Our Board has a standing Nominating and Corporate Governance Committee (“Corporate Governance Committee”) which operates pursuant to a charter. The full text of the Nominating and Corporate Governance Committee charter is published on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. During 2009, the members of the Corporate Governance Committee consisted of Messrs. Curtis, Seymour and Stokely, each of whom is “independent” as defined in Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”) listing standards.

The Corporate Governance Committee regularly monitors corporate governance developments and reviews our policies, processes and procedures in light of these developments to ensure that the Company and our Board adhere to “best practices” in this arena. The Corporate Governance Committee also provides advice to our Board with respect to:

•	Board organization, membership and function;

•	Compensation of our directors, including their compensation for service on committees of our Board;

•	Board committee structure, membership and purpose;

•	Our Corporate Governance Guidelines;

•	Oversight of our policies and positions regarding significant stockholder relations issues;

•	Evaluation of, and successor planning for, our Chief Executive Officer (“CEO”); and

•	Other matters relating to corporate governance and the rights and interests of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are designed to ensure that our Board follows practices and procedures that serve our best interests and the best interests of our stockholders. The Corporate Governance Committee is responsible for overseeing these guidelines and making recommendations to our Board regarding any changes. These guidelines address, among other things, the following topics:

•	Performance assessments of our Board and its committees;

•	Composition and independence of our Board and its committees;

•	Director orientation and continuing education;

•	Policy on directors that change corporate affiliations; and

•	Management responsibilities and Board access to management.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) and employees. We have also adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer, Controller, and persons performing similar functions. The full text of both the Code of Business Conduct and Ethics and the Code of Ethics is published on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. We will disclose amendments to, or waivers of, certain provisions of the Code of Business Conduct and Ethics and the Code of Ethics relating to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Director Independence

The Company is governed by our Board of Directors. In accordance with our Corporate Governance Guidelines, at least a majority of our Board must consist of independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with the Company. Our Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing standards. In addition to applying these guidelines, our Board considers all relevant facts and circumstances in making an independence determination. With the exception of Mr. Heasley, our President and Chief Executive Officer, each of our directors is independent.

All members of the Board’s standing Audit Committee, Compensation and Leadership Development Committee and Nominating and Corporate Governance Committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation.

Our Board held six meetings during 2009 with two of the Board meetings conducted as telephonic meetings. All of our directors attended at least 94% of the meetings of the Board and the Board committees on which they served. Our Board has adopted a policy that requires all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so. All of the directors serving as of June 10, 2009 attended our 2009 Annual Meeting of Stockholders.

Board Committees and Committee Meetings

Our Board has standing Audit, Compensation and Leadership Development, Nominating and Corporate Governance and Technology Committees. The Audit Committee assists our Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditor. Additional information regarding the Audit Committee of our Board (the “Audit Committee”) is included in the “Report of the Audit Committee” below.

The Compensation and Leadership Development Committee (the “Compensation Committee”) reviews and determines salaries, performance-based incentives and other matters relating to executive compensation; generally administers our equity award and stock option plans, including reviewing and granting stock options and other equity awards to our executive officers, but excluding the grant of stock option and other equity awards, if any, to independent directors; reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO; and provides general oversight over leadership development process and strategies for executive officers. The Compensation Committee also reviews and determines various other Company compensation policies and matters. Additional information regarding the Compensation Committee of our Board is included in the “Compensation Discussion and Analysis” section below.

The Nominating and Corporate Governance Committee (the “Corporate Governance Committee”) reviews and reports to our Board on a periodic basis with regard to matters of corporate governance and assists our Board in fulfilling its responsibilities to assure that we are governed in a manner consistent with the interests of our stockholders. Additional information regarding the Corporate Governance Committee is included in the “Corporate Governance” section above.

On September 10, 2008, our Board established a Technology Committee. The Technology Committee reviews and provides oversight of, and counsel on, matters relating to technology and innovation and assists our Board in its guidance of our technology strategies. The Technology Committee consists of Board members and may also consist of management personnel. Members of the Technology Committee are recommended by the Corporate Governance Committee and appointed by our Board.

The table below provides meeting information for our Board and each of its committees during 2009:

			Compensation and	Nominating and
			Leadership	Corporate
Type of Meeting	Full Board	Audit	Development	Governance	Technology
In Person	4	4	4	4	7
Telephonic	2	13	9	0	3

Total Meetings in 2009	6	17	13	4	10

The table below provides membership information for each of the Board committees during 2009:

		Compensation and	Nominating and
		Leadership	Corporate
Name	Audit	Development	Governance	Technology
Alfred R. Berkeley, III	X	—	—	X
John D. Curtis	—	—	Chair	—
James C. McGroddy	—	—	—	Chair
Harlan F. Seymour	—	X	X	—
John M. Shay, Jr.	X	Chair	—	—
John E. Stokely	Chair	—	X	—
Jan H. Suwinski	—	X	—	—

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is in the best interests of our stockholders. Our Chairman of the Board is Harlan F. Seymour. Our President and CEO, Mr. Heasley, is the only member of our Board who is not an independent director. We believe that this leadership structure enhances the accountability of our President and CEO to the Board and strengthens the Board’s independence from management. While both leaders are actively engaged on significant matters affecting the Company, such as long-term strategy, by splitting these leadership positions, Mr. Heasley is able to focus his efforts on running our business and managing the Company while Mr. Seymour can focus more on the governance of the Company, including oversight of our Board.

Board’s Role in Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our Board provides broad oversight of the Company’s risk management programs. In this oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to its attention the material risks facing the Company in order to permit the Board to effectively oversee the management of these risks. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our full Board in the risk oversight process allows our Board to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for the Company. Our Board regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board provides broad oversight of the Company’s risk management processes, various committees of the Board oversee risk management in their respective areas and regularly report on their activities to our entire Board. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Compensation Committee also strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Technology Committee concentrates on the Company’s technology strategies and reviews the scope, direction, quality, investment levels and execution of such strategies as well as strategic transactions primarily relating to technology, and considers the level of risk associated with the technology strategies formulated by management.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure provides appropriate checks and balances against undue risk taking.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company. While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features and characteristics include, without limitation:

•	A balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

•	The use of performance shares, stock options and restricted stock for equity awards which we believe balances risk incentives;

•	Reasonable goals and objectives in our incentive programs and the use of company-wide metrics which encourages decision-making that is in the best long-term interests of our stockholders;

•	The Compensation Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	Recoupment and forfeiture provisions pertaining to annual incentive payouts and long-term incentive equity awards which provisions are applicable to all employees, including our executive officers;

•	Share ownership guidelines applicable to our executive officers;

•	All executives and senior management employees worldwide participate in the same annual incentive program that pertains to our Named Executive Officers (as defined in the “Summary Compensation Table” below) and that has been approved by the Compensation Committee;

•	The use of time-based vesting over three or four years for our stock option and restricted stock awards ensures that our executives’ interests align with those of our stockholders over the long term; and

•	Annual equity grants so executives have unvested awards that could decrease significantly in value if our business is not managed for the long term.

Director Nomination Process

The role of the Corporate Governance Committee includes identifying, evaluating and recommending director candidates to our Board. The Corporate Governance Committee continues to consider director candidates and generally seeks independent directors with broad diversity of experience, skills, particular areas of expertise, geographic representations, specific backgrounds and other characteristics that may enhance the effectiveness of our Board and its committees and the quality of the Board’s deliberations and decisions. The Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In addition, the Corporate Governance Committee takes into consideration the following criteria in selecting and evaluating director candidates:

•	Independent Directors. Our Board should include at least enough independent directors (as determined by NASDAQ rules and applicable laws and regulations) to satisfy the independent director requirements of such rules, laws and regulations.

•	Other Directors. Subject to the right of the Corporate Governance Committee and our Board to decide otherwise when appropriate, our CEO generally should be a director. Additionally, depending on the circumstances, certain other members of management, as well as individuals having relationships with the Company that prevent them from being independent directors, may be deemed to be appropriate members of our Board.

•	General Criteria for Each Director. Candidates for positions on our Board should possess certain qualities. In particular, a director should:

•	be an individual of the highest character and integrity;

•	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company; and

•	have the capacity and desire to represent the balanced, best interests of our stockholders as a whole.

All of the current nominees for director are incumbent directors serving on our existing Board. The Corporate Governance Committee based its decision to re-nominate these incumbent directors on its consideration of each individual’s contributions, including the value of his experience as a director, the current composition of our Board and its committees and the Company’s needs.

Stockholder Recommendations for Director Nominees

The Corporate Governance Committee considers stockholder recommendations for candidates for our Board furnished to the Company as set forth below in the section entitled “Stockholder Communications with our Board.”

The Corporate Governance Committee did not receive, by a date not later than the 120th calendar day before the date we released our proxy statement to our stockholders in connection with our 2009 Annual Meeting of

Stockholders, a recommended nominee for election at this Annual Meeting, from a stockholder that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date the recommendation was made, or from a group of security holders that beneficially owned, in the aggregate, more than 5% of our outstanding common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

Stockholder Nomination Process

Pursuant to our Bylaws, as amended, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders.

Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder is a holder of record of our common stock entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made, (iv) a description of all arrangements or understandings between or among the stockholder, the beneficial owner on whose behalf the notice is given and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) whether the stockholder, or the beneficial owner on whose behalf the nomination is made, intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our common stock entitled to vote required to elect the nominee(s).

In addition to the name and address of the stockholder making the nomination, as they appear on the Company’s books, the notice must also include the name and principal business address of all (A) persons controlling, directly or indirectly, or acting in concert with, such stockholder, (B) beneficial owners of shares of stock of the Company owned of record or beneficially by such stockholder (with the term “beneficial ownership” as used herein to have the meaning given to that term in Rule 13d-3 under the Securities Exchange Act (the “Exchange Act”)) and (C) persons controlling, controlled by, or under common control with, any person specified in the foregoing clause (A) or (B) (with the term “control” as used herein to have the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended) (any such person or beneficial owners set forth in the foregoing clauses (A), (B) and (C) shall be a “Stockholder Associated Person” for purposes of our Bylaw 14(c)).

The stockholder notice must also disclose (i) any derivative positions related to any class or series of securities of the Company held or beneficially held by the stockholder and each Stockholder Associated Person (as defined above); and (ii) whether and the extent to which any hedging, swap or other transactions or series of transactions have been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to, or manage risk of stock price changes for, or to increase the voting power of, the stockholder or any Stockholder Associated Person with respect to any shares of stock of the Company.

If the Board so requires, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice) to the Secretary at the principal executive offices of the Company, a written questionnaire with respect to the identity, background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the questionnaire, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Secretary of the Company did not receive written notice from any stockholder regarding an intention to make a nomination.

Stockholder Communications with our Board

Communications from stockholders to our Board, including stockholder director recommendations as well as stockholder proposals submitted in accordance with the procedure described below in the section entitled “Stockholder Proposals,” may be delivered to the Secretary of the Company at the Company’s principal executive office located at 120 Broadway, Suite 3350, New York, New York 10271, sent via e-mail to grp-ACI-directors@aciworldwide.com or via telephone to (402) 778-2183. These communications will be received by the Secretary of the Company, who will forward them to the appropriate members of our Board.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of eight members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board, as recommended by the Nominating and Corporate Governance Committee, has nominated for re-election as directors Alfred R. Berkeley, III, John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely and Jan H. Suwinski, each to serve until the 2011 Annual Meeting of Stockholders and thereafter, until his respective successor is duly elected and qualified. We expect that each of the nominees will be available for election, but if any of them is unwilling or unable to serve as a candidate at the time the election occurs, it is intended that each share represented by proxy at the Annual Meeting will be voted for the election of another nominee to be designated by the Board to fill any such vacancy.

As described above in the section entitled “Corporate Governance — Director Nomination Process”, our Board selects nominees with a view to establishing a Board of Directors that is comprised of members who:

•	demonstrate the highest character and integrity,

•	are independent and free of any conflicts of interest,

•	are willing and able to devote sufficient time to the affairs of the Company,

•	have the capacity and desire to represent the balanced, best interests of our stockholders, and

•	bring diverse perspectives to our Board as well as sound business acumen.

We believe that each of the director nominees bring these qualifications to our Board. Moreover, they provide our Board with a diverse complement of specific business skills, experience and perspectives, including: extensive financial and accounting expertise; public company board experience, understanding of and experience in technology and software industries; experience with companies with a global presence and those that have high-growth strategies, and extensive operational and strategic planning experience in complex, global companies. The priorities and emphasis of the Corporate Governance Committee and of our Board with regard to these factors change from time to time to take into account changes in the Company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The Corporate Governance Committee and our Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate selection to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure.

•	Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at businesses or organizations that operated on a global scale, faced significant competition, and/or involved technology or other rapidly evolving business models.

•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Business Development, Mergers and Acquisitions (M&A) and Strategic Alliances Experience. Directors who have a background in business development, in M&A transactions and with strategic alliances can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “go direct versus acquire” and “develop organically versus acquire” strategies, analysis of the synergies of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•	Industry and Technical Expertise. Because we are a technology and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, and the market segments in which we compete. In addition, our software products and services are primarily focused on facilitating electronic payments both in domestic and international markets. Knowledge of, and experience in, the global electronic payments industry and the banking and financial services industries provides useful insight into the needs, practices and operations of the Company’s principal customer base.

•	Global Expertise. Because we are a global organization with research and development, channel facilities, and sales and other offices in many countries, directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•	Legal Expertise. Directors who have legal education and experience can assist our Board in fulfilling its responsibilities related to the oversight of the Company’s legal and regulatory compliance, and engagement with regulatory authorities.

Director Nominees

The following provides biographical information regarding our director nominees and describes the key skills, experience and expertise that each of our director nominees brings to our Board of Directors in addition to the general criteria described above satisfied by each of our director nominees. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Alfred R. Berkeley, III	Director Since: 2007 Age: 65

Skills, Experience and Expertise:	Biographical Information:

•   Senior Leadership Experience

•   Public Company Board Experience

•   Financial Expertise

•   Business Development, M&A and Strategic Alliances Experience

•   Industry and Technical Expertise

•   Global Expertise
• Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems, L.L.C., a block trading brokerage service and also served as CEO until March 2010

•   Vice Chairman of NASDAQ from July 2000 through July 2003 and President of NASDAQ from 1996 until 2000

• Serves as Vice Chairman of the National Infrastructure Advisory Council for the President
• Chair of XBRL US, the non-profit organization established to set data standards for the modernization of the SEC’s EDGAR reporting system

•   Served in a number of capacities at Alex. Brown & Sons Inc. from 1972 to 1996, including serving as Managing Director in the corporate finance department where he financed computer software and electronic commerce companies

•   Served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation which makes candidate recommendations to the Secretary of Commerce from 2003 to 2009

•   Previously a director of Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, from September 2003 until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB); Webex Communications Inc. (NASDAQ: WEBX), a provider of meeting and web event software, until it was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) and National Research Exchange Inc., a registered broker dealer, until it ceased operations

John D. Curtis	Director Since: 2003 Age: 69

Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Business Development, M&A and Strategic Alliances Experience • Legal Expertise	• Attorney providing legal and business consulting services

• Served as General Counsel of Combined Specialty Corporation and a director of Combined Specialty Insurance Company, wholly-owned subsidiaries of Aon Corporation (NYSE: AOC) from July 2001 to July 2002

•   President of First Extended, Inc., a holding company with two principal operating subsidiaries: First Extended Service Corporation, an administrator of vehicle extended service contracts and FFG Insurance Company, a property and casualty insurance company from November 1995 to July 2002

Philip G. Heasley	Director Since: 2005 Age: 60

Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Business Development, M&A and Strategic Alliances Experience	• Our President and Chief Executive Officer since March 2005

• Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services from October 2003 to March 2005
• Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003
• Served in various capacities for U.S. Bancorp from 1987 until 2000, including Executive Vice President, and President and Chief Operating Officer
• Serves on the National Infrastructure Advisory Council for the President

•   Director of Tier Technologies, Inc. (NASDAQ: TIER), a provider of electronic payment biller-direct solutions, and Lender Processing Services, Inc. (NYSE: LPS), a provider of mortgage processing services, settlement services, mortgage performance analytics and default solutions

•   Previously a director of Fidelity National Title Group, now known as Fidelity National Financial, Inc. (NYSE: FNF), a provider of title insurance, specialty insurance and claims management services, Kintera, Inc. (NASDAQ: KNTA), a provider of software for non-profit organizations, until it was acquired by Blackbaud, Inc. (NASDAQ: BLKB), Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation, and Fair Isaac Corporation (NYSE: FICO), a provider of analytics and decision management technology

James C. McGroddy	Director Since: 2008 Age: 73

Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Global Expertise • Business Development, M&A and Strategic Alliances Experience	• Self-employed consultant

•   Employed by International Business Machines Corporation from 1965 through 1996 in various capacities, including seven years as Senior Vice President of Research

• Chairman of the Board of MIQS, a Colorado-based healthcare information technology company, Chairman of the Board of Advanced Networks and Service, Inc.
• Member of the Board of Directors of Forth Dimension Displays Limited
• Member of the U.S. National Academy of Engineering
• Previously served as a director of Paxar Corporation (NYSE: PXR), a provider of merchandising systems for the retail and apparel industry

Harlan F. Seymour	Director Since: 2002 Age: 60

Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Public Company Board Experience • Business Development, M&A and Strategic Alliances Experience • Financial Expertise • Global Expertise	• Our Chairman of the Board since September 2002

•   Sole owner of HFS, LLC, a privately-held investment and business advisory firm

•   Served as Executive Vice President of Envoy Corporation, which provides electronic processing services, primarily to the health care industry

• Director of Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment, and serves on its audit, governance and strategic planning committees

•   Serves as a member of various private, profit and non-profit boards of directors, including Payformance Corp., an electronic health care claims and settlement solution company, Infrastructure Management Group, Inc., an international advisory firm providing management and financial consulting, and the advisory board of Calvert Street Capital Partners, a private equity firm

John M. Shay, Jr.	Director Since: 2006 Age: 62

Skills, Experience and Expertise:	Biographical Information:

• Financial Expertise • Business Development, M&A and Strategic Alliances Experience • Global Experience
•   President and owner of Fairway Consulting LLC, a business consulting firm

•   Employed by Ernst & Young LLP, a Big Four accounting firm offering audit, business advisory and tax services from 1972 through March 2006 serving as an audit partner from October 1984 to March 2006 and managing partner of the firm’s New Orleans office from October 1998 through June 2005

•   Served as an adjunct auditing professor in the graduate business program of the A.B. Freeman School of Business at Tulane University for approximately 10 years

•   Certified Public Accountant

John E. Stokely	Director Since: 2003 Age: 57
Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Public Company Board Experience • Business Development, M&A and Strategic Alliances Experience • Financial Expertise • Global Expertise
•   President of JES, Inc., an investment and consulting firm providing strategic and financial advice to companies in various industries

•   Served as President, Chief Executive Officer and Chairman of the Board of Richfood Holdings, Inc., a publicly-traded FORTUNE 500 food retailer and wholesale grocery distributor, from 1996 until August 1999 when it merged with Supervalu Inc. (NYSE: SVU)

•   Director of (i) Imperial Sugar Company (NASDAQ: IPSU), a manufacturer that refines, packages and distributes sugar and (ii) Pool Corporation (NASDAQ: POOL), a wholesale distributor of swimming pool supplies and related equipment

•   Serves as a member of various private, profit and non-profit boards of directors, including AMF Bowling

•   Previously served as a director of O’Charley’s Inc. (NASDAQ: CHUX), a casual dining restaurant company, and Performance Food Group (NASDAQ: PFCG), a foodservice distributor, until it was acquired by affiliates of The Blackstone Group (NYSE: BX) and Wellspring Capital Management

Jan H. Suwinski	Director Since: 2007 Age: 68
Skills, Experience and Expertise:	Biographical Information:

• Senior Leadership Experience • Public Company Board Experience • Industry and Technical Expertise • Business Development, M&A and Strategic Alliances Experience • Global Expertise
•   Professor of Business Operations at the Samuel Curtis Johnson Graduate School of Management at Cornell University in Ithaca, New York

•   Served in various management positions within Corning Incorporated technology based businesses from 1965 to 1996

•   Served as Executive Vice President of the Opto Electronics Group from 1990 to 1996

•   Served as Chairman of Siecor Corporation, a Corning joint venture with Siemens AG from 1992 to 1996

•   Director of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products, and Thor Industries, Inc. (NYSE: THO), a manufacturer of recreational vehicles

•   Previously served as a director of Ohio Casualty Corporation (NASDAQ: OCAS), the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty insurance companies that make up Ohio Casualty Group, collectively referred to as Consolidated Corporation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.

DIRECTOR COMPENSATION

It is our Board’s general policy that compensation for independent directors should be a mix of cash and equity-based compensation. As part of a director’s total compensation, and to create a direct linkage with corporate performance and stockholder interests, our Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the value of appreciation in our common stock. We do not pay our employee directors for service on our Board in addition to their regular employee compensation.

The compensation program for independent directors has not changed since 2005. In 2008, our Board engaged Hewitt Associates LLC (“Hewitt”) to evaluate the competitiveness of our independent director compensation program. The Corporate Governance Committee reviewed Hewitt’s analysis of both the level and mix of compensation paid to independent directors of the peer group companies for executive compensation purposes identified in the “Compensation Discussion and Analysis” section below. After considering the competitive information, trends in compensation for independent directors in general, the workload carried by our Board, and the difficulty of recruiting and retaining highly qualified independent directors, the Corporate Governance Committee determined that the existing program meets the Company’s needs. The Corporate Governance Committee reviews our independent director compensation program annually.

Cash Compensation

Our independent director compensation program provides that each independent director receives a $10,000 quarterly retainer fee. The Chairman of the Board receives an additional $5,000 quarterly retainer fee. The chairman of the Audit Committee receives an additional $2,500 quarterly retainer fee and other independent directors who serve on the Audit Committee receive an additional $1,000 quarterly retainer fee. Each Board committee chairman, other than the chairman of the Audit Committee, receives an additional $1,250 quarterly retainer fee and independent directors who serve on Board committees, other than the Audit Committee, receive an additional $750 quarterly retainer fee for service on each committee. Each independent director receives $2,000 for each Board or Board committee meeting attended in person and $1,000 for each Board or Board committee meeting attended by telephone. All directors are reimbursed for expenses incurred in connection with attendance at Board and Board committee meetings and our annual meetings of stockholders.

Equity-Based Compensation

Our independent directors are typically granted an award of stock options upon commencing service as a director of the Company and an annual equity award grant thereafter. Such grants are made at the discretion of our Board based on the recommendations of its Corporate Governance Committee. Director equity awards are provided pursuant to the terms of our 2005 Equity and Performance Incentive Plan, as amended (the “2005 Incentive Plan”). Director equity awards vest on the earlier to occur of (1) the date which is one year following the date of grant, and (2) the day immediately prior to the date of the next annual meeting of our stockholders occurring following the date of grant. The independent directors’ equity awards provide for accelerated vesting upon the director’s death or disability or upon a change-in-control of the Company. In the case of non-qualified stock options, the exercise price equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

On June 10, 2009 (the grant date), our independent directors were each granted a non-qualified option to purchase 10,000 shares of our common stock with an exercise price equal to $15.12. Future equity awards will be granted at the discretion of our Board based on the recommendations of its Corporate Governance Committee which recommendations are based on continued evaluations of the competitive assessment of our independent director compensation and the level of Board and committee responsibilities and time commitments.

Director Summary Compensation Table

The table below summarizes the compensation we paid to our independent directors during the fiscal year ended December 31, 2009.

Director Summary Compensation Table(1)

	Fees Earned or	Option
	Paid in Cash	Awards(3)	Total
Name(2)	($)	($)	($)
(a)	(b)	(d)	(h)

Alfred R. Berkeley, III	94,000	77,500	171,500
John D. Curtis	63,000	77,500	140,500
James C. McGroddy	74,000	77,500	151,500
Harlan F. Seymour	101,000	77,500	178,500
John M. Shay, Jr.	97,000	77,500	174,500
John E. Stokely	90,000	77,500	167,500
Jan H. Suwinski	70,000	77,500	147,500

(1)	Columns (c), (e), (f) and (g) to this table entitled “Stock Awards”, “Non-Equity Incentive Plan Compensation”, “Change in Pension Value and Nonqualified Compensation Earnings” and “All Other Compensation”, respectively, have been omitted because no compensation is reportable thereunder.

(2)	Philip G. Heasley, our President and CEO, is not included in this table as he is an employee of the Company and thus, receives no compensation for his service as a director. The compensation received by Mr. Heasley as an employee of the Company is shown in the “Summary Compensation Table” in the “Executive Compensation” section below.

(3)	The amounts in column (d) reflect the grant date fair value of each option award granted during 2009, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The amounts shown do not correspond to the actual value that will be realized by the independent director. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in our Annual Report. The grant date fair value of the options granted to our independent directors on June 10, 2009 was $7.75 per option. The aggregate grant date fair value for all options granted to our independent directors on June 10, 2009 was $542,500. The following table sets forth each independent director’s aggregate number of option awards outstanding as of December 31, 2009:

	Vested	Unvested	Aggregate
	Stock	Stock	Stock
Name	Option Awards	Option Awards	Option Awards

Alfred R. Berkeley, III	20,000	10,000	30,000
John D. Curtis	62,000	10,000	72,000
James C. McGroddy	10,000	10,000	20,000
Harlan F. Seymour	66,000	10,000	76,000
John M. Shay, Jr.	30,000	10,000	40,000
John E. Stokely	62,000	10,000	72,000
Jan H. Suwinski	20,000	10,000	30,000

Independent Director Stock Ownership Guidelines

In order to further link the interests of our Board to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that each of our independent directors should have equity positions in the Company with a value equal to four times the annual retainer amount for his Board position(s). Direct and indirect stock ownership, including the vested in-the-money portion of any stock options held by the independent director, will be included in determining each independent director’s equity position. Each independent director has five years from the adoption of the stock ownership guidelines, or from election to our Board, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the applicable five-year period means that the individual director will not be eligible for any equity awards until he achieves compliance.

REPORT OF THE AUDIT COMMITTEE

During 2009, the members of the Audit Committee consisted of Messrs. Berkeley, Shay and Stokely. At all times during 2009, each of the directors that served on the Audit Committee was “independent” as defined in the NASDAQ listing standards. Our Board determined that each of the members met the NASDAQ regulatory requirements for financial literacy and that Mr. Stokely and Mr. Shay are “audit committee financial experts” as defined under SEC rules.

The Audit Committee operates pursuant to a charter (the “Audit Committee Charter”) approved and adopted by our Board. Our Board amended the Audit Committee Charter on March 2, 2009. A copy of the Audit Committee Charter is available on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section.

The Audit Committee, on behalf of our Board, oversees the Company’s financial reporting process as more fully described in the Audit Committee Charter. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and compliance with laws and regulations and ethical business standards. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal controls. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditor.

The Company’s independent auditor, Deloitte & Touche LLP (“Deloitte”), is responsible for performing independent audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. In fulfilling its oversight responsibilities, the Audit Committee (i) reviewed and discussed the audited consolidated financial statements and the footnotes thereto in the Company’s annual report on Form 10-K for 2009 with management and Deloitte, and (ii) discussed with management and Deloitte the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee discussed with the Company’s internal auditors and Deloitte, with and without management present, their evaluations of the Company’s internal accounting controls and reviewed with management the basis for management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

The Company’s independent auditor is responsible for expressing opinions on (i) the conformity of the Company’s audited consolidated financial statements, in all material respects, to accounting principles generally accepted in the U.S., and (ii) the effectiveness of the Company’s internal controls over financial reporting. The independent auditor has full and free access to the Audit Committee. The Company’s independent auditor has expressed the opinion that the Company’s audited consolidated financial statements conform, in all material respects, to accounting principles generally accepted in the U.S. The Audit Committee reviewed and discussed with the independent auditor its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent auditor under Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (formerly Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

The Audit Committee discussed with the Company’s independent auditor its independence from management and the Company, and received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor and management the independent auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for 2009 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

John E. Stokely, Chairman
Alfred R. Berkeley, III
John M. Shay, Jr.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR

The Audit Committee has selected and appointed, and our Board has approved the Audit Committee’s selection and appointment, of Deloitte as our independent auditor for the fiscal year ending December 31, 2010. Representatives of Deloitte are expected to be present at the Annual Meeting to make a statement should they so desire and to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

We initially engaged Deloitte to serve as our independent auditor on May 21, 2009. During the Company’s two most recent fiscal years, and through May 21, 2009, neither the Company nor anyone on its behalf consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction regarding the Company, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter regarding the Company that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the selection of Deloitte, on May 21, 2009 the Audit Committee determined to dismiss KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm.

The audit reports of KPMG on the consolidated financial statements of the Company as of December 31, 2007 and 2008 and September 30, 2007 and for the year ended December 31, 2008, the three-month period ended December 31, 2007 and the year ended September 30, 2007 did not contain an adverse opinion or disclaimer of opinion and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

KPMG’s report on the consolidated financial statements of the Company as of December 31, 2007 and 2008 and September 30, 2007 and for the year ended December 31, 2008, the three-month period ended December 31, 2007 and the year ended September 30, 2007, contained a separate paragraph stating that “As discussed in note 15 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, as of October 1, 2007.”

The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2008 and September 30, 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s reports as of December 31, 2008 and September 30, 2007 indicate that the Company did not maintain effective internal control over financial reporting because of the effect of a material weakness in each of the respective periods on the achievement of the objectives of the control criteria and contain an explanatory paragraph in each report that states that management has identified material weaknesses related to its accounting for software implementation service and license arrangements in the Asia Pacific region; and controls over revenue recognition and the accounting for income taxes, respectively.

During the fiscal year ended September 30, 2007, the three-month period ended December 31, 2007 and the fiscal year ended December 31, 2008, and the subsequent interim period through May 21, 2009, there were no disagreements (as defined in Item 304 of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During the fiscal year ended September 30, 2007, the three-month period ended December 31, 2007 and the fiscal year ended December 31, 2008, and the subsequent interim period through May 21, 2009, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that the Company did not maintain effective internal control over financial reporting because of the effect of material weaknesses on the achievement of the objectives of the control criteria as described above.

We provided KPMG with a copy of the above disclosures and requested KPMG furnish a letter addressed to the SEC stating whether or not it agreed with the statements made above. A copy of KPMG’s affirmative letter dated May 28, 2009 is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC May 28, 2009.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or payable for the indicated services performed by Deloitte during 2009 and KPMG during 2008 in their respective capacities as our independent auditor during such years. KPMG also provided services during 2009 but they did not serve as our independent auditor for the year ended December 31, 2009.

Fee Category	2009 – Deloitte	2009 – KPMG	2008 – KPMG
	($)
Audit Fees	1,893,000	329,651	3,674,148
Audit Related Fees	28,000	82,335	0
Tax Fees	435,869	127,984	132,526
Other Fees	0	0	0
Total Fees	2,356,869	539,970	3,806,674

Audit Fees.  This category represents the aggregate fees paid or payable to Deloitte for professional services rendered for the audit and quarterly reviews of the Company’s annual consolidated financial statements for 2009 and the audit of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2009 in accordance with the standards of the Public Company Accounting Oversight Board and to KPMG for professional services rendered for the interim review of the Company’s consolidated financial statements for the three months ended March 31, 2009, the audit and quarterly reviews of the Company’s annual consolidated financial statements for 2008 and the audit of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2008 in accordance with the standards of the Public Company Accounting Oversight Board.

Audit-Related Fees.  This category represents the aggregate fees billed by Deloitte or KPMG for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported under “Audit Fees” for 2009 or 2008. The professional services performed by Deloitte in 2009 consisted of (i) assistance with the review of SEC comment letters and (ii) technical accounting consultations related to acquisition accounting matters. The professional services performed by KPMG in 2009 consisted of (i) assistance with the review of SEC comment letters, (ii) services associated with the Company’s filing of a SEC Form S-3 registration statement, (iii) review of the Company’s 2009 Annual Report and provision of related consent, (iv) review of the proxy statement for the 2010 Annual Meeting and (v) other technical accounting consultations.

Tax Fees.  This category represents the aggregate fees billed by Deloitte or KPMG for tax-related services rendered to the Company for 2009 and 2008. Tax fees billed by Deloitte in 2009 consisted of fees for professional services related primarily to tax compliance projects, including (i) assistance in the preparation of tax credit calculations and (ii) preparation of, and assistance with, expatriate tax returns and payroll calculations. Tax fees billed by KPMG in 2009 and 2008 consisted of fees for professional services related primarily to tax compliance projects, including (i) assistance in the preparation of tax credit calculations and (ii) assistance with tax audit matters.

All Other Fees.  As noted above, there were no other fees billed by Deloitte or KPMG for services rendered to the Company during 2009 or 2008, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee has considered whether the provision of the services by Deloitte, as described above in “Tax Fees” is compatible with maintaining the independent auditor’s independence.

Pre-Approval of Audit and Non-Audit Services

We have adopted policies and procedures for pre-approval of all audit and non-audit services to be provided to us by our independent auditor and its member firms. Under these policies and procedures, all audit and non-audit services to be performed by our independent auditor must be approved by the Audit Committee. A proposal for audit and non-audit services must include a description and purpose of the services, estimated fees and other terms of the services. To the extent a proposal relates to non-audit services, a determination that such services qualify as permitted non-audit services and an explanation as to why the provision of such services would not impair the independence of our independent auditor are also required. Any engagement letter relating to a proposal must be presented to the Audit Committee for review and approval, and the Chairman of the Audit Committee may sign, or authorize an officer to sign, such engagement letter.

All services provided by our independent auditor in 2009 were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares represented at the Annual Meeting and actually voting on this proposal is required for the approval of the proposal. Because only a majority of shares actually voting is required to approve Proposal 2, abstentions and broker non-votes will have no effect on the outcome of the voting on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

INFORMATION REGARDING SECURITY OWNERSHIP

The following tables set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 by (i) each of our directors, (ii) each of our Named Executive Officers (as defined in the “Summary Compensation Table” below), (iii) all of our executive officers and directors as a group, and (iv) each person known by us to beneficially own more than 5% of the outstanding shares of our common stock. The percentages in these tables are based on 34,147,143 outstanding shares of common stock as of March 31, 2010, exclusive of 6,674,373 shares of common stock held as treasury stock by the Company. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying options held by that person that will be exercisable within 60 days of March 31, 2010 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 by (i) each of our directors, (ii) each of our Named Executive Officers, and (iii) all of our executive officers and directors as a group. No family relationships exist among our directors and executive officers.

		Number of Shares Subject to
	Number of	Currently Exercisable	Total Shares
	Shares Directly	Options or Which May be	Beneficially
Beneficial Owner(1)	Owned(2)	Acquired Within 60 Days(3)	Owned	Percent

Philip G. Heasley	260,079	692,500	952,579	2.79%
Dennis P. Byrnes	51,190	123,509	174,699	*
David N. Morem	46,691	81,009	127,700	*
Harlan F. Seymour	4,000	66,000	70,000	*
John E. Stokely	2,000	62,000	64,000	*
John D. Curtis	2,000	62,000	64,000	*
Jan H. Suwinski	30,000	20,000	50,000	*
J. Ron Totaro(4)	16,631	28,000	44,631	*
Alfred R. Berkeley, III	13,930	20,000	33,930	*
John M. Shay, Jr.	3,000	30,000	33,000	*
Scott W. Behrens	16,335	7,500	23,835	*
James C. McGroddy	4,000	10,000	14,000	*
All Directors and Executive Officers as a group (14 persons)	477,619	1,345,002	1,822,621	5.34%

*	Less than 1% of the outstanding shares of our common stock.

(1)	The address for all of our directors and executive officers is the address of the Company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271.

(2)	Includes shares of restricted stock subject to certain restrictions on transfer and subject to forfeiture prior to vesting. For Mr. Byrnes, this amount includes 29,012 shares of restricted stock, for Mr. Morem, this amount includes 29,012 shares of restricted stock, for Mr. Behrens, this amount includes 12,250 shares of restricted stock, and for Mr. Totaro, this amount includes 13,762 shares of restricted stock. The total for all directors and executive officers as a group includes 95,411 shares of restricted stock.

(3)	Includes shares issuable upon exercise of vested stock options as of 60 days following March 31, 2010 (May 30, 2010).

(4)	Mr. Totaro resigned from the Company effective April 1, 2010. In connection with his resignation, Mr. Totaro forfeited 83,125 stock options, 13,762 shares of restricted stock and 100% of his performance shares.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 by each person known by us to beneficially own more than 5% of the outstanding shares of our common stock.

	Number of
Beneficial Owner	Shares(1)	Percent

Waddell and Reed Investment Management Co.	7,607,910	22.28%
6300 Lamar Avenue, Overland Park, KS 66202
RS Investment Management Co. LLC	5,065,979	14.84%
388 Market Street, Suite 1700, San Francisco, CA 94111
BlackRock Global Investors	2,201,733	6.45%
40 East 52nd Street, New York, New York 10022
Brown Capital Management Inc.	1,731,613	5.07%
1201 North Calvert Street, Baltimore, Maryland 21202

(1)	The number of shares in this table is based on reporting from NASDAQ Online as of April 16, 2010, based on the Schedule 13G and 13F filings filed with the SEC as of such date. The Company is not aware of any additional filings by any person or company known to beneficially own more than 5% of the outstanding shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the common stock. Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the common stock during or with respect to 2009 were filed on time, except that due to an inadvertent administrative error, Messrs. Behrens, Byrnes, Morem, Totaro and one other individual who is no longer an executive officer subject to the Section 16(a) reporting requirements, each filed one late Form 4 reporting the shares surrendered by the respective reporting person to pay the tax liability due upon the vesting of twenty-five percent (25%) of his respective restricted stock award.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

The following table sets forth, as of December 31, 2009, certain information related to our compensation plans under which shares of our common stock are authorized for issuance:

Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance under
	be Issued upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,771,448	$20.72	2,002,623	(1)
Equity compensation plans not approved by security holders	—	$—	—

Total	3,771,448	$20.72	2,002,623

(1)	This number reflects shares reserved for issuance in connection with performance share awards under the 2005 Incentive Plan outstanding as of December 31, 2009 based on the targeted award amounts; however, the performance period for such performance shares did not commence until January 1, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy, core principles and decision making process. It discusses the determinations of the Compensation and Leadership Development Committee of our Board of Directors (the “Committee” for purposes of this discussion and analysis) of how and why, in addition to what, compensation actions were taken for our Named Executive Officers. Our discussion is organized as follows:

•	Executive Officer Compensation Philosophy. This section contains our compensation philosophy and objectives with respect to our executive officers.

•	Overview of Elements of Executive Officer Compensation. This section provides a general overview of each element of the compensation we provide to our executive officers.

•	How We Determine Executive Compensation. This section contains a discussion of the roles of the parties included in the process of determining executive officer compensation.

•	Elements of Executive Officer Compensation. This section details each element of the compensation we provide to our executive officers, describes the key features and how each element furthers our compensation philosophy and the relevant decisions made for 2009.

•	Analysis of Named Executive Officer Compensation. This section focuses on the compensation provided to each Named Executive Officer during 2009.

•	Analysis of 2009 Incentive Compensation Programs. This section contains details of the cash-based and equity-based incentive compensation programs pursuant to which we granted Named Executive Officers awards during 2009.

•	Equity Policies. This section describes our equity policies, including our stock ownership guidelines and our equity award granting policy.

•	Tax and Accounting Implications. This section explains our practices with respect to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and the deductibility of compensation paid to executive officers as well as our accounting practices for share-based compensation awards under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation.

•	Employment Agreements with Named Executive Officers. This section contains a description of the material terms of our employment agreements with certain Named Executive Officers.

•	2010 Compensation Update. This section contains a brief description of actions taken regarding executive compensation after 2009.

Our Executive Compensation Philosophy

Our executive compensation philosophy states that the purpose of compensation is to:

1. Attract and retain highly qualified executives who provide leadership to the organization necessary to drive superior results;

2. Reward senior executives for achieving measurable goals designed to drive superior company results; and

3. Strengthen the commonality of interest between our stockholders and senior executives.

Our executive compensation programs promote our compensation philosophy by providing elements of compensation that are designed to support the three objectives of our executive compensation. Underlying the three purposes of executive compensation is a strong belief in a pay for performance philosophy. As a result, we place a significant portion of our executive officer compensation “at-risk” so that the level of “at risk” compensation actually earned by the executive depends on the Company’s performance against specified financial, operational and strategic goals and objectives. In particular, we design our executive compensation programs to create incentives that promote short-term profitability and long-term value growth for our stockholders. To be successful, we must attract talent globally from the information technology, software development and services and financial payments markets. Accordingly, we strive to design executive compensation programs that are competitive in these industries as well as across a broader spectrum of companies of comparable size and complexity in local and global markets.

We compensate our executive officers with a mix of base salary, variable cash incentives and long-term equity incentives. Base salary is designed to provide a market competitive level of pay for each executive based on the executive’s level within the organization and the executive’s geographical location. Variable cash and long-term equity incentives are designed to reward executives for their contributions to the Company’s performance. Executive officer contributions are measured based on achievement of performance targets that correlate to increasing the market success of the business and stockholder value. These performance targets align our executives’ incentives with the long-term and short-term interests of our stockholders. In aggregate, our programs support executive recruitment and retention and reward our executives for short-term operational performance while creating an incentive for future performance.

Elements of Executive Compensation

Our executive compensation programs consist of the following key elements:

Performance-
Based
Compensation
Under
Element of Compensation	Form of Compensation	Purpose	162(m)
Cash and Short-Term Variable Compensation:
- Base Salary	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent	No
- Executive Management Incentive Compensation Program	Cash	Encourages an executive officer’s contribution to, and rewards an executive officer for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive officer	Yes
Long-Term Incentive Compensation:
- Stock Option Awards	Equity	Rewards long-term Company performance, links an executive officer’s incentives to our stockholders’ interests in increasing our stockholder value and provides executive officers with incentives to stay with the Company	Yes

Performance-
Based
Compensation
Under
Element of Compensation	Form of Compensation	Purpose	162(m)
- Restricted Stock	Equity	Provides executive officers with an immediate “ownership” interest that can be realized only by remaining with the Company through a vesting period which provides executive officers with incentives to stay with the Company and aligns executive officers’ rewards with increases in stockholder value	No
Health, Retirement and Other Benefits:	Participation in benefit plans generally available to our employees, including, employee stock purchase plan, 401(k) retirement plans, life, health and dental insurance and short and long-term disability plans	Provides broad-based market competitive employee benefits program	No
Perquisites:	Any benefits not disclosed above are part of our standard practices for a particular geographic location or required to address special circumstances such as relocations	Compliance with local laws or cultural norms outside of the U.S. and appropriate relocation costs of executives	No
Change- in-Control Benefits:	Eligibility to receive a combination of cash, equity and other benefits in the event of termination of employment after a change-in-control of the Company	Preserves productivity, avoids disruption and prevents attrition during a period when we may be involved in a change-in-control transaction and motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment	No

To implement our pay for performance philosophy, we target total cash compensation for executives at the median of relevant market levels for the respective position. For purposes of this discussion and analysis, the median of relevant market levels or “market median” typically means the 50th percentile of our current peer group and “competitive market data” or “comparative market data” refers to market data regarding our peer group. We generally target base salary levels for our executive officers at or below market median levels with annual short-term variable cash incentive opportunities tied to specific and measurable performance goals that are important to the

Company’s success and targeted to pay out at or above market median levels when performance goals are achieved or exceeded. This strategy results in placing a greater level of total cash compensation at risk than is typical in the market since salaries are conservatively targeted as compared to prevailing market norms. With respect to equity incentives, we strive to grant our executive officers long-term equity incentive opportunities with a targeted grant-date value equal to the value of long-term incentives for the 65th percentile of the competitive market data for each position while also considering the degree of direct responsibility the executive officer has for corporate results, dilution and the expense associated with the equity award. As a result of our pay for performance philosophy, base salary typically comprises a smaller percentage of the total compensation of our executive officers.

In addition, depending on the location of the executive officer, an executive officer’s compensation, including the allocation between base salary, variable cash compensation and equity, may be adjusted to ensure competitiveness with local or regional practices. Local and regional competitive practices are identified and determined based on local or regional market compensation surveys provided by our independent compensation consultant and our internal global human resources and recruiting departments. International comparative data typically includes additional sources outside of our United States peer group companies. This process recognizes that we are a global company and must attract our executives from a worldwide talent pool.

How We Determine Executive Compensation

Role of Compensation Committee

The Committee operates pursuant to a charter (the “Compensation Committee Charter”) approved and adopted by our Board. The Committee amended the Compensation Committee Charter on December 2, 2009. A copy of the Compensation Committee Charter is available on our website at www.aciworldwide.com in the Investor Relations — Corporate Governance section. During 2009, Messrs. Seymour, Shay and Suwinski served as members of the Committee. At all times during 2009, each of the directors that served on the Committee was “independent” as defined in Rule 5605(a)(2) of the NASDAQ listing standards.

The Committee approves base salary and incentive compensation for, and addresses other compensation matters with respect to, our executive officers, including our Named Executive Officers. The Committee grants all stock options and other equity awards to all employees, including our executive officers, based on management recommendations. The full Board retains the authority to grant equity awards to non-employee directors, taking into consideration the recommendations of the Corporate Governance Committee.

In determining our executive officers’ compensation, the Committee primarily considers the following:

•	Company performance and relative stockholder return;

•	the value of similar incentive awards to officers at comparable companies;

•	the equity and long-term incentive awards given to the officers in prior years; and

•	the value of any change-in-control severance or other severance arrangements.

In determining our CEO’s compensation, the Committee specifically considers the Board’s evaluation of the CEO’s performance.

The Committee is also responsible for the periodic review and evaluation of (a) the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our goals and objectives, (b) existing equity-related plans and the adoption of any new equity-related plans, including a review and evaluation of our policies and practices relating to grants of equity-based compensation, and (c) our employee benefits and, if applicable, perquisite programs and approval of any significant changes therein. In accordance with the amended Compensation Committee Charter, the Committee also reviews and evaluates the performance of, and succession planning for, executive officers other than our CEO, and provides general oversight over leadership development process and strategies for executive officers.

Role of Our CEO and Executive Management

Executive management, acting primarily though our CEO, negotiates the compensation packages for all newly-hired executive officers. In addition, our CEO annually evaluates the performance of each executive officer and, based on that review, recommends changes in the executive officer’s compensation to the Committee. This review includes a performance appraisal that takes into consideration various factors, including, without limitation, the following:

•	the ability of the executive to drive results for the Company,

•	the executive’s understanding of the Company’s business and his organizational savy,

•	the ability of the executive to make complex decisions and his strategic abilities,

•	the executive’s ability to manage work process,

•	the communication skills of the executive, and

•	the executive’s ability to manage diversity and ethics.

The CEO’s review also includes a determination of each executive’s leadership attributes along with an objective review of the executive’s profit and loss management and other key accomplishments during the review period. Our Company is an evolving company, and executives’ roles and scope of work, and the size and geographical diversity of the groups they manage are subject to change. As an executive’s role changes, our CEO may recommend changes to the executive’s compensation to the Committee.

The CEO’s compensation recommendations may include changes in base salary and the annual on-target variable cash incentive awards under our Management Incentive Compensation (“MIC”) program, additional equity grants, modifications to standard vesting schedules that are deemed to be in the best interest of the Company, and changes to the MIC plan performance targets to reflect changes in the scope or focus of an executive’s position. In making such recommendations, our CEO is typically provided with competitive market compensation data from our independent compensation consultant and recommendations related to individual executive performance from our human resources department. Our independent compensation consultant typically provides comparative data based on our peer group as well as general industry surveys on total compensation and allocation between the various compensation components. Our internal human resources department typically provides an analysis of comparative survey data obtained from third party resources when data for the selected position becomes available. All compensation changes for executive officers must be reviewed and approved by the Committee.

Our executive officers annually review and establish the performance metrics for our MIC program. The performance targets associated with the selected performance metrics are developed by our finance department with input from the respective functional departments. The MIC plans and the performance metrics and associated targets for executive officers are then reviewed, discussed with, and approved by the Committee.

Role of External Consultants

The Committee retained Hewitt Associates LLC (“Hewitt”) as its independent compensation consultant during 2009. The role of Hewitt, as the Committee’s independent compensation consultant during 2009, included the following:

•	assisting the Committee with the review of the peer comparison group of companies;

•	reviewing the form of long-term compensation historically provided by the Company; and

•	performing compensation benchmarking against the peer group for the Committee’s review.

In connection with its performance of these activities, Hewitt met with the Committee both with and without management present. From time to time, Hewitt also conducts surveys and analyses to assist the Committee in its analysis and decision-making process related to executive compensation. Hewitt did not provide any services beyond executive compensation consulting services during 2009.

Peer Group

We identify a peer group of businesses for the purpose of benchmarking our executive compensation pay and practices. In 2007, our Board selected our peer group based on input from Hewitt as well as our business plans. The criteria for selecting companies for our peer group included similarity of size, based on revenue or market capitalization, similarity of industry, direct competitors for customers, plausible competitors for talent, and availability of compensation data for comparable positions. Based on these criteria, Hewitt suggested a list of companies to consider for inclusion in our peer group which was reviewed by the Committee and narrowed down to establish our 2007 peer group. The unique nature of our business precludes a robust sample of direct industry competitors that are comparable in size. Nonetheless, we believe that a wider vantage point is helpful in analyzing executive compensation because the executive labor market is largely global and cuts across industries. Therefore, our peer group includes some larger companies that are direct competitors and some smaller companies that are comparable in size but are not in a related industry. Regression analysis helps control market values for differences in size. Since 2007, our peer group has been comprised of the following companies:

First Data Corporation	Fiserv, Inc.
Brightpoint, Inc.	Ceridian Corporation
Equifax Inc.	The Dun & Bradstreet Corporation
Acxiom Corporation	Chicago Mercantile Exchange Inc.
MoneyGram International, Inc.	ChoicePoint Inc.
Viad Corp	Powerwave Technologies, Inc.
Brady Corporation	Zebra Technologies Corporation
eFunds Corporation	IHS Group
Advanta Corp.	ESCO Technologies Inc.
ITG, Inc.	Kaydon Corporation
Discover Financial Services	TransUnion, LLC
Visa International

The Committee reviews the Company’s peer group periodically in consultation with its independent compensation consultant; however, the Committee also recognizes the value of a stable peer group so that potential changes in compensation levels and allocations are based on actual market movement rather than on changes in the composition of the peer group. The Committee did not make any changes to the peer group set forth above for 2009.

The Committee’s analysis of the peer group included a comparative performance review of the Company against its peer group companies. This review was based on data from the one and three year periods ended in 2007 which was the last full year of data available at the time the Committee performed its review. The Committee used operating margins, earnings per share growth, revenue growth and total shareholder return as the comparative performance metrics. In each of the comparative periods, the Company performed below the peer group median largely as a result of a change in the Company’s business practices with respect to discounts on paid-up front renewals which had an immediate negative impact to the Company’s revenue and net income in 2007 as well as significant expenses incurred by the Company in 2007 related to restructuring activities, the historic stock option review, preparation of restated historical financial information, cash settlement of vested options and efforts to become current with our SEC filings.

Elements of Executive Compensation

Base Salary.  We generally target base salary levels for our executive officers at or below market median levels (the 50th percentile of our current peer group). Each executive officer’s base salary, except our Chief Executive Officer’s (“CEO”), is based on the recommendation of our CEO to the Committee. These recommendations consider competitive market data assessments prepared by our independent compensation consultant. Other business factors used by the CEO in formulating base salary recommendations include the Company’s operating budget, a desire to phase in compensation changes over more than one fiscal year, relative levels of cash incentive and long-term equity compensation, the performance of a particular executive officer’s business unit in relation to established strategic plans, long-term potential of the executive officer to contribute to our financial position, retention concerns, if any, for individual executives, the overall operating performance of the Company, and the assessment of the executive’s performance in the executive’s annual performance appraisal.

Mr. Heasley’s compensation and the terms of his employment are set forth in his employment agreement, as amended and restated, which agreement is discussed in further detail below in the section entitled “CEO Employment Agreement”. The initial compensation established by the Committee for Mr. Heasley included base salary, on-target cash incentive compensation and equity compensation. The Committee initially set the CEO’s on-target incentive compensation at 100% of his base salary to directly tie a significant portion of his potential total annual compensation to the performance of the Company and the achievement of financial and strategic objectives and also linked 40% of Mr. Heasley’s initial equity compensation to the market performance of our common stock. The Committee reviews Mr. Heasley’s compensation, including his base salary and on-target incentive compensation, and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. The Committee considers competitive market data provided by our independent compensation consultant, the performance of the Company and progress on operational and strategic goals in this review. Information regarding the results of the 2009 review of Mr. Heasley’s compensation along with details regarding the compensation for our Named Executive Officers during 2009 is set forth below under “Analysis of Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Variable Cash Incentive Compensation.  We generally establish variable cash incentive compensation for our executive officers to pay out at or above market median levels when the performance goals are achieved or exceeded. Our variable cash incentive program is known as our Management Incentive Compensation (“MIC”) program. Our MIC program is generally available to employees at or above the director level (e.g. one level below a vice president) and provides variable cash awards for business and individual performance during a 12-month performance period. The MIC program is designed to encourage an executive’s contribution to, and reward an executive for, Company-wide performance and the attainment of specific operational and financial goals that are controlled by or can be directly impacted by the executive.

In January 2008, the Committee adopted the Executive Management Incentive Compensation Plan (the “Executive MIC Plan”), which was approved by our stockholders on June 10, 2008. Awards under the Executive MIC Plan are only available to our executive officers. The Executive MIC Plan is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee believes that it is in the best interests of the Company and its stockholders to ensure that bonuses to be paid to executive officers are deductible by the Company for federal income tax purposes.

All MIC awards granted in 2009 to our executive officers, including our Named Executive Officers, were granted pursuant to the Executive MIC Plan. Annual MIC awards granted under the Executive MIC Plan that are intended to qualify as performance-based compensation may not be adjusted upward and the maximum aggregate amount granted or credited to any one participant in a plan year may not exceed $3,000,000, determined as of the date of payout.

The 2009 MIC program, for both employees and executive officers, included bonus opportunities based on annual targets. Prior year MIC programs provided for semi-annual and quarterly bonus opportunities; however, based on a review of comparative market data provided by the Committee’s independent compensation consultant, the Committee determined that in order to conform to best practices for cash incentive plans we should transition the payout of MIC awards from quarterly payouts to annual payouts. The transition from quarterly payouts to annual payouts occurred over several fiscal years. The 2009 MIC program was the first year which incorporated only an annual payout.

Our CEO recommends annual on-target MIC awards for each executive officer, excluding himself, to the Committee. The CEO’s recommendations are derived from competitive market data provided by our independent compensation consultant and general market data and compensation surveys provided by internal compensation resources within our human resources department.

Our MIC program provides for payments ranging from 0% of the applicable bonus opportunity, if the threshold performance levels are not attained, to 200% of the applicable bonus opportunity, if all performance is above the levels established to qualify for maximum payouts. Payments for performance between the threshold and maximum levels are interpolated based on the level of performance achieved. Unless otherwise set forth in the applicable individual MIC plan, performance attainment levels of the targeted performance objectives range from 85% to 116.3% and correspond to payment levels ranging from 0% to 200% of the target bonus opportunity.

Individualized MIC plans are established for our executive officers as part of the Company’s review of its strategic plan and establishment of its annual operating budget. Performance metrics and related targets for our executive officers include a mix of Company-level, segment-level and business unit financial metrics and are individually tailored to include the important factors under the executive’s control. The performance metrics for our executive officers are all performance metrics set forth in the Executive MIC Plan approved by our stockholders. The Committee approves the MIC plans and the performance metrics for each executive officer and our CEO.

The Committee retains the right at any time to: (1) amend or terminate an individual executive’s MIC plan, in whole or in part, (2) revoke any eligible executive’s right to participate in the MIC program, and (3) make adjustments to targets.

Information about the MIC awards earned by our Named Executive Officers during 2009 is set forth below under “Analysis of Named Executive Officer Compensation” as well as in the “Summary Compensation Table” set forth in the “Executive Compensation” section below.

Long-Term Incentive Compensation

Our long-term incentive program (“LTIP”) provides for the grant of equity awards and is available to only a select group of senior management employees, including executive officers, whose responsibilities and decisions directly impact long-term business results. In each case, an executive officer’s LTIP award is consistent with other Company executives at a similar level. Including equity awards in the compensation package of our executive officers is beneficial in aligning management and stockholder interests, and consequently increasing stockholder value because the value of equity awards is directly tied to the value of our stock, providing award recipients with incentives to increase the value of our stock. While our CEO may recommend grants of equity awards for executive officers, the Committee must approve all equity-based awards granted to our employees.

The mix of equity awards is generally reviewed and adjusted by the Committee each year in consideration of data provided by its independent compensation consultant combined with a review of the Company’s performance and business goals and consideration of global and domestic economic conditions. The combination of stock option and other equity award grants to an executive officer is considered in the analysis of the executive officer’s overall compensation package based on market competitiveness and a review of the executive officer’s ability to contribute to increases in stockholder value. The Committee also takes into consideration the expense to the Company associated with equity awards. Generally, the Committee targets LTIP equity award opportunities at a value equal to the 65th percentile of competitive market data.

Form of 2009 LTIP Award.  For the 2009 LTIP, the Committee elected to use the same form of LTIP award granted in 2008. Accordingly, the group of senior management employees eligible for LTIP awards, including our Named Executive Officers, had the right to choose the form of LTIP award between (a) stock options, and (b) shares of restricted stock. In each case, the recipient could choose to receive non-qualified options to purchase shares of our common stock or one-half as many shares of restricted stock. The two-to-one proportion of stock options to shares of restricted stock reflected the relative Black-Scholes value of a non-qualified stock option (approximately 50% of a value of a share of common stock) on the date of grant. Accordingly, each award choice represented similar aggregate value on the date of grant.

Generally, the Committee grants annual LTIP awards in the fourth quarter of the preceding fiscal year. However, the Committee granted the 2009 LTIP awards in September 2008 to address management’s concerns about retention of key senior managers and to ensure that an appropriate incentive structure was in place to drive the successful execution of the Company’s restructuring plan. In accordance with the Committee’s general practices relating to the timing of granting annual LTIP grants, the Committee granted the 2010 LTIP awards in the last quarter of 2009. Additional information about the 2010 LTIP grants made in 2009 is set forth below in the section entitled “2010 Compensation Update” and in the “2009 Grants of Plan-Based Awards” table in the “Executive Compensation” section below.

Stock Options.  The Committee included time-vested stock options in the 2009 LTIP to reward long-term Company performance, link an executive’s incentives to the stockholders’ interests in increasing stockholder value and to provide executives with incentives to stay with the Company. LTIP stock options are granted only to a limited number of senior management employees, including Named Executive Officers, whose performance can have a significant impact on stockholder value.

The decision to grant an executive a stock option award as part of LTIP is based on the executive’s position, individual performance and competitive market data, and the award amounts are typically tied to benchmarking data from our then current peer group on overall compensation and allocation of compensation between cash and equity compensation as well as data from general industry compensation surveys. Stock options granted as part of LTIP typically vest in equal annual installments over a four-year period. Stock option recommendations under LTIP are reviewed by the Committee annually and are generally approved by the Committee in the last quarter of the fiscal year preceding the annual LTIP grant year with the specific timing dependent on various factors.

In addition to annual grants under LTIP, in order to attract executive talent, we may grant stock options to new executives at the time of hire. Market practice and conditions, internal equity and the qualifications of the candidate are all factors considered by management and the Committee when determining whether to grant stock options to a new executive. New hire stock option grants are typically granted by the Committee at the next regularly scheduled meeting after hire. On rare occasions, additional or special grants of stock options may be made to executives to recognize an increase in responsibility or when market conditions and competitive market data indicate that an executive’s compensation is not competitive. Special option grants are subject to Committee review and approval, which typically occurs during the next scheduled Committee meeting. Stock options that are not granted as part of LTIP generally vest over a four-year period; however, the Committee may adjust the vesting schedule to incorporate specific performance elements or to support continued retention. During 2009, the Committee did not grant any special option awards to any Named Executive Officer.

All stock options are granted at fair market value at the time of grant and have a 10-year term. In accordance with the Company’s equity award granting policy, the exercise price of all stock options equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

Restricted Stock.  The option to choose restricted stock was included in the 2009 LTIP because the Committee believed that restricted stock delivers value even during turbulent market conditions when the ability to achieve certain targets may be beyond management’s control and allows the Committee to manage dilution as restricted stock delivers greater immediate value to the executive with decreased dilution and promotes retention.

Shares of restricted stock granted as part of LTIP typically vest in equal annual installments over a four-year period. Restricted shares remain subject to transfer restrictions which prohibit the holder from selling, assigning, transferring or otherwise disposing of any of the shares until the restrictions lapse upon vesting. Restricted stock recommendations under LTIP are reviewed by the Committee and are generally approved by the Committee in the last quarter of the fiscal year preceding the annual LTIP grant year or the first quarter of the LTIP grant fiscal year with the specific timing dependent on various factors.

We may also grant restricted stock to new executives at the time of hire in order to attract executive talent. Similar to the disclosure above related to stock options granted to new executives at the time of hire, market practice and conditions, internal equity and the qualifications of the candidate are all factors considered by management and the Committee when determining whether to grant restricted stock to a new executive. New hire restricted stock grants are typically granted by the Committee at the next regularly scheduled meeting after hire.

Other Elements of Compensation

Employee Stock Purchase Plan.  We maintain an employee stock purchase plan that is available to substantially all employees, including our Named Executive Officers. This plan has been approved by our stockholders. Under the plan, participating employees may contribute up to 10% of their base salary (subject to certain IRS limits) to purchase shares of our common stock at the end of each participation period. The participation periods are three-month periods running from February through April, May through July, August through October and November through January each year and the purchase price is equal to 85% of the fair market value of the stock on the last day of the participation period.

Retirement Benefits.  We maintain a tax-qualified 401(k) retirement plan that provides for broad-based employee participation. Beginning on the first anniversary of an employee’s date of hire, we match the employee’s contributions up to 4% of the employee’s base salary with an annual match limit of $4,000 for each employee. All employer and employee contributions are 100% vested immediately. Our Named Executive Officers are eligible to participate in the 401(k) retirement plan.

Insurance and Disability Benefits.  We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits. These benefits are the same as those provided to other employees within the organization.

Perquisites.  Currently, the Company generally does not have additional or special executive-only benefits that are not part of our standard compensation practices for a particular geographic location or used to address special circumstances such as relocations.

Severance Benefits.  Except for the employment agreement with Mr. Heasley described in detail below in the section entitled “Employment Agreements with Named Executive Officers”, we do not have employment or severance agreements with our Named Executive Officers and their employment may be terminated at any time.

Change-in-Control Severance Benefits.  Currently, all but one of our Named Executive Officers are entitled to certain severance benefits under the terms of a Change-in-Control Employment Agreement (“CIC Agreement”). The change-in-control benefits provided in the CIC Agreements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change-in-control transaction. The change-in-control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. A description of the current CIC Agreements can be found below under the heading “Potential Payments Upon Termination or Change-in-Control — Change-In-Control Employment Agreements”.

Analysis of 2009 Named Executive Officer Compensation

In connection with establishing the 2009 compensation for our CEO and executive officers, the Committee engaged Hewitt to conduct a competitive compensation analysis for key senior management positions within the Company, including each Named Executive Officer’s position (the “Competitive Analysis”). In the Competitive Analysis, Hewitt provided compensation data on the CEOs of our peer group companies for the Committee’s consideration as well as compensation data on the other executive officer positions and general industry compensation survey data. The Competitive Analysis contains information related to the median levels (50th percentile) of our peer group or “market median” levels. The Committee reviewed the Competitive Analysis to ensure that the compensation programs for our key senior managers, including our Named Executive Officers, are consistent with our compensation philosophy and remain within broadly competitive norms.

In addition to reviewing competitive market data, the Committee also believes that individual compensation should reflect an executive officer’s position and value to our organization considering individual contribution to business results, knowledge and skills, and market value and that individual compensation should also take into consideration long term potential of the executive officer to contribute to our financial position and retention concerns, if any, for individual executives.

In accordance with our compensation philosophy, we set the base salary for each of our Named Executive Officers for 2009 at or below the median of our peer group and established annual on-target MIC awards targeted to pay out at market median levels when the performance targets are achieved and above market median levels if the performance targets are exceeded. Any modifications made to a Named Executive Officer’s base salary or annual on-target MIC award during 2009, as described below, were made in order to adjust the respective executive’s total cash compensation to fall within the competitive norms contained within the Competitive Analysis or to reflect individual contributions of the executive to the Company or increased responsibilities assumed by the executive. Set forth below is a summary of the decisions related to the 2009 executive compensation for each of our Named Executive Officers made during 2009. Additional information regarding decisions made related to the 2010 executive compensation for our Named Executive Officers is set forth in the “2010 Compensation Update” section below.

Philip G. Heasley, President and CEO

The Committee reviews our CEO’s compensation and the terms of his employment agreement on an annual basis in connection with the review of all other executive officers’ compensation. Based on the Competitive Analysis, in order to better align Mr. Heasley’s compensation with our peer group market data for comparable positions, effective January 1, 2009, Mr. Heasley’s compensation was increased from $550,000 to $575,000 which represented an increase of approximately 4.5%. Mr. Heasley’s annual on-target MIC award also increased from $500,000 to $575,000, which represents a shift from 90% to 100% of his base salary to conform to market practice where a CEO’s annual cash incentive target typically equals his base salary. This was the first increase in Mr. Heasley’s annual on-target MIC award since joining the Company in March 2005.

On September 16, 2008, as part of the 2009 LTIP, the Board granted our CEO a 2009 LTIP award which granted Mr. Heasley the right to choose the form of LTIP award between (1) 50,000 stock options with an exercise price equal to $19.76, and (2) 25,000 restricted shares of our common stock. Mr. Heasley elected to receive his 2009 LTIP award in the form of stock options.

The majority of Mr. Heasley’s total equity compensation was granted to him in connection with his initial employment with the Company on March 9, 2005. As part of his initial compensation package, Mr. Heasley received a grant of 1,000,000 stock options with an exercise price of $22.65 per share with 600,000 of these stock options granted as time-vested stock options which vest 25% per year beginning with the first anniversary of the date of grant. The remaining 400,000 stock options will vest, if at all, only upon the attainment by the Company of a market price per share of our common stock of at least $50 for 60 consecutive trading days between March 9, 2007 and the expiration of the stock options on March 9, 2015. This vesting criterion was established to ensure that our CEO’s equity compensation was tied directly to a significant long-term increase in stockholder value.

We believe that our application of a pay for performance philosophy is consistent with current market practices that tend to award a higher proportion of equity compensation to officers in the CEO position. Moreover, we believe that Mr. Heasley’s compensation level should be more strongly tied to increases in stockholder value than our other Named Executive Officers because the Committee believes that the CEO’s position and performance has a more significant impact on the Company’s performance and stock price. Accordingly, the aggregate grant date fair value of Mr. Heasley’s equity awards is currently approximately six times greater than the average aggregate grant date fair value of our other Named Executive Officers while his base salary is only 2.5 times greater than the average base salary of our other Named Executive Officers.

Scott. W. Behrens, Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Corporate Controller

Scott W. Behrens has served as our Corporate Controller since he joined the Company in June 2007. On October 18, 2007, the Board appointed him to serve as our Chief Accounting Officer. The Board designated Mr. Behrens as “principal financial officer” for purposes of SEC filings on March 4, 2008 and then appointed him to serve as our Chief Financial Officer effective December 18, 2008. In connection with the gradual transition of Mr. Behrens’ position to include the enhanced responsibilities of the Chief Financial Officer position, we determined that it was in the best interest of the Company to stagger adjustments to Mr. Behrens’ compensation to conform to competitive market data for the Chief Financial Officer position over several fiscal years.

As a result of this staggered approach to making Mr. Behrens’ compensation market competitive, Mr. Behrens received a significant increase to his annual cash compensation in 2008. In 2008, Mr. Behrens’ base salary increased from $180,000 to $230,000, a 27% increase, and his annual on-target MIC award increased from $63,000 to $138,000, a 119% increase. In 2009, we made further adjustments to Mr. Behrens’ cash compensation as part of this staggered approach and based on the Competitive Analysis. Effective January 1, 2009, Mr. Behrens’ base salary increased by approximately 9%, from $230,000 to $250,000, and his annual on-target MIC award also increased approximately 9%, from $138,000 to $150,000.

Under the 2009 LTIP, Mr. Behrens had the right to choose the form of LTIP award between (1) 24,000 stock options with an exercise price equal to $19.76, and (2) 12,000 shares of restricted common stock. Mr. Behrens elected to receive his 2009 LTIP award in the form of restricted stock.

J. Ronald Totaro, Senior Vice President and Chief Operating Officer

Mr. Totaro joined the Company in March 2008 as a Senior Vice President. Effective December 18, 2008, the Board appointed Mr. Totaro to serve as our Chief Operating Officer. In connection with Mr. Totaro’s enhanced operational responsibilities resulting from his assumption of the Chief Operating Officer role and to make cash compensation market competitive for the Chief Operating Officer position, Mr. Totaro’s base salary increased from $270,000 to $335,000, a 24% increase, and his annual on-target MIC award increased from $270,000 to $301,500, an 11.7% increase.

Under the 2009 LTIP, Mr. Totaro had the right to choose the form of LTIP award between (1) 36,700 stock options with an exercise price equal to $19.76, and (2) 18,350 shares of restricted stock. Mr. Totaro elected to receive his 2009 LTIP award in the form of restricted stock.

Mr. Totaro resigned from the Company effective April 1, 2010.

Dennis P. Byrnes, Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Mr. Byrnes has served as our Senior Vice President, General Counsel and Secretary since he joined the Company in June 2003. Commencing in 2008, Mr. Byrnes assumed responsibility for the Company’s global human resources department and the global corporate services department. In addition, in 2009, Mr. Byrnes assumed responsibility for the Company’s corporate tools and infrastructure department. In order to address his enhanced role within the Company and his increased responsibilities as Chief Administrative Officer, effective January 1, 2009, Mr. Byrnes’ base salary increased 19.6%, from $230,000 to $275,000 and his annual on-target MIC award increased 30%, from $150,000 to $195,000. In 2010, Mr. Byrnes also assumed the corporate management office responsibilities as part of his role as Chief Administrative Officer.

Under the 2009 LTIP, Mr. Byrnes had the right to choose the form of LTIP award between (1) 36,700 stock options with an exercise price equal to $19.76, and (2) 18,350 shares of restricted stock. Mr. Byrnes elected to receive his 2009 LTIP award in the form of restricted stock.

David N. Morem, Senior Vice President, Global Business Operations

Mr. Morem joined the Company in August 2005 and has served as our Senior Vice President, Global Business Operations since January 2008. Based on a review of the Competitive Analysis, effective January 1, 2009, Mr. Morem’s base salary increased by approximately 8.3%, from $250,008 to $260,000, and his annual on-target MIC award increased by 25%, from $150,000 to $180,000.

Under the 2009 LTIP, Mr. Morem had the right to choose the form of LTIP award between (1) 36,700 stock options with an exercise price equal to $19.76, and (2) 18,350 shares of restricted stock. Mr. Morem elected to receive his 2009 LTIP award in the form of restricted stock.

Analysis of 2009 Incentive Compensation Programs

Management Incentive Compensation Program

2009 Executive MIC.  We modified our MIC program for 2009 in two substantive ways when compared to the 2008 MIC program. First, as discussed above, we shifted the payout under our MIC program to a single annual payment from semi-annual payments in 2008 and quarterly payments in 2007. Second, we eliminated Individual Business Objectives (IBOs) that accounted for 20% of an executive’s on-target bonus opportunity under the 2008 Executive MIC.

All MIC awards granted to our executive officers, including our Named Executive Officers, in 2009 (the “2009 Executive MIC”) were granted pursuant to the Executive MIC Plan approved by our stockholders on June 10, 2008. The 2009 Executive MIC ran from January 1, 2009 through December 31, 2009. The 2009 Executive MIC focused on establishing objectively quantifiable organizational performance objectives and rewarded executives based upon the attainment of these objectives.

The performance metrics and the relative weight of each metric for our Named Executive Officers were established in order to leverage achievement of the Company’s short-term and long-term strategic plans and took into consideration the direct and indirect impact that a particular Named Executive Officer’s performance may have on the Company’s achievement of a particular performance metric. Based on CEO recommendations for executive officers other than the CEO, the Committee determined the specific performance metrics applicable to each Named Executive Officer and the relative weight of each metric to provide incentive to the executive to achieve financial performance or other business objectives tied to the executive’s geographical or functional area of influence.

Under the 2009 Executive MIC, an executive’s MIC target award for the 12-month plan period was established based primarily on objective criteria tied to key organizational performance metrics. Every executive had at least 25% of his annual on-target MIC bonus opportunity tied to the operating income of the Company, and all of the Named Executive Officers had 75% of their annual on-target MIC bonus opportunity tied to the operating income of the Company.

Bonus payouts under the 2009 Executive MIC could be more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment achieved by the Company against each performance metric target as set forth in the table below:

	Operating Income
	Metric Payout	Other Metrics Payout
Target Attainment Percentage	Percentage	Percentage

85%	0%	0%
86%	14%	0%
90%	39%	29%
95%	69%	64%
100%	100%	100%
105%	131%	131%
110%	161%	161%
115%	192%	192%
116.3%	200%	200%

Notwithstanding the bonus payout percentages set forth above, the 2009 Executive MIC provided that no bonus payout could exceed 100%, regardless of actual attainment, if the operating income metric did not pay out at 100% or better.

The 2009 Executive MIC also provided that an executive’s MIC bonus could be adjusted downward by an amount equal to up to twenty-five percent (25%) of the executive’s MIC bonus payout amount in the event that the executive failed to satisfy certain management performance factors. Management performance factors were established by, and their achievement determined by, our CEO; provided, however, management performance factors applicable to our CEO were established by, and their achievement determined by, our Board.

Under the 2009 Executive MIC, in order to be entitled to any payment, an executive must have been an employee of the Company on the date of payment, except to the extent otherwise provided by the Company. If an executive’s employment with the Company was terminated for any reason prior to the payment date, the executive was not eligible for a bonus under this plan for that period, and the executive forfeited all rights to such payment except to the extent otherwise provided by the Company.

The individual agreements with each participant in the 2009 MIC program, including Named Executive Officers participating in the 2009 Executive MIC, grant the Company the right to require a participant to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

The performance metrics, relative metric weight and actual attainment for the annual bonus opportunities under the 2009 Executive MIC for our Named Executive Officers are set forth in the table below.

			2009 Executive MIC
			January 1, 2009 — December 31, 2009
		Metric
Name	Performance Metric	Weight	Performance Target	Actual Attainment
			(In thousands)	(In thousands)
Philip G. Heasley	Operating Income	75%	$39,152	$42,856
	60-Month Backlog	15%	$1,539,502	$1,468,401
	Sales	10%	$463,181	$424,585

Scott W. Behrens	Operating Income	75%	$39,152	$42,856
	Corporate Accounting, Tax & Contract	25%	$19,532	$16,525
	Revenue Budget

J. Ronald Totaro	Operating Income	75%	$39,152	$42,856
	60-Month Backlog	6.2%	$1,539,502	$1,468,401
	Channel Operating Margin Percentages	6.2%	62.5%	64.4%
	Creation of Strategic Plan for Product	6.2%	Functional Area Specific(1)	100%
	Categories
	Creation of Product Roadmap	6.2%	Functional Area Specific(1)	100%
	Establishment of Product P&Ls and 2010	6.2%	Functional Area Specific(1)	100%
	Forecast
	Product Marketing Communications and	6.2%	Functional Area Specific(1)	100%
	Processes

Dennis P. Byrnes	Operating Income	75%	$39,152	$42,856
	Corporate Legal, Facilities and HR Budget	25%	$11,546	$10,086

David N. Morem	Operating Income	75%	$39,152	$42,856
	Customer Operations Expense Budget	10%	$52,514	$50,071
	Quality	7.5%	Multiple(2)	10.45%
	Timeliness	7.5%	Multiple(2)	9.75%

(1)	The performance metrics related to the strategic plan for product categories, product roadmaps, product P&Ls and forecasts and product marketing communications are functional area specific quantifiable metrics related to the Company’s operational channel metrics and specific product strategy and development metrics.

(2)	The performance metrics related to quality and timeliness are functional area specific quantifiable metrics related to various factors, including, product and system availability, response time, product availability, product performance quality and recovery times related to specific products and services, customer and employee survey results and the IBM service desk.

While performance metric targets are established at levels intended to be achievable for the executive, a maximum payout is challenging and requires very high levels of both individual and Company performance. During 2009, the annual bonus payout percentages for our Named Executive Officers ranged from 132.63% to 168.53%. The individual payments and payout percentages earned by our Named Executive Officers during 2009 are set forth in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” in the “Executive Compensation” section below. In accordance with our compensation philosophy related to annual short-term variable cash incentives, the 2009 Executive MIC incorporated performance metrics important to the Company’s success with annual on-target MIC awards targeted to pay out at or above market median levels when performance goals are achieved or exceeded.

2009 Equity Program

The 2005 Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards and other awards to eligible employees or non-employee directors of the Company. The maximum number of shares of our common stock that may be issued or transferred in connection with awards granted under the 2005 Incentive Plan is the sum of (1) 5,000,000 shares and (2) any shares represented by outstanding options that had been granted under designated terminated stock option plans that are subsequently forfeited, expire or are canceled without delivery of our common stock. As of December 31, 2009, we had 2,002,623 shares available for grant under the 2005 Incentive Plan based on the assumptions included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report.

On July 24, 2007, our stockholders approved the First Amendment to the 2005 Incentive Plan which increased the number of shares authorized for issuance under the plan from 3,000,000 to 5,000,000 and made certain other amendments including an amendment that provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the date of grant. Prior to the adoption of this amendment, the 2005 Incentive Plan provided that the exercise price for any stock options granted under the 2005 Incentive Plan may not be less than the market value per share of common stock on the day immediately preceding the date of grant. During fiscal 2007 and prior to the adoption of this amendment, we administered the granting of stock options under the 2005 Incentive Plan to provide that the exercise price would be the greater of (x) the last trade price on the grant date as reported by The NASDAQ Global Select Stock Market and (y) the last trade price on the day immediately preceding the grant date as reported by The NASDAQ Global Select Stock Market.

All stock options and restricted stock awards granted during 2009 were granted under the 2005 Incentive Plan. Under the 2005 Incentive Plan, the term of outstanding options may not exceed 10 years. Vesting of options is determined by the Committee and can vary based upon the individual award agreements. A copy of the amended 2005 Incentive Plan was filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the SEC on August 10, 2007.

Restricted stock awards granted as part of the 2009 LTIP awards have requisite service periods of four years and vest in increments of 25% on the anniversary dates of the grants. In connection with each award, shares of our common stock are issued without direct cost to the employee. The Company estimates the fair value of the restricted stock awards based upon the market price of our common stock at the date of grant. The restricted stock awards provide for the payment of dividends on our common stock, if any, to the participant during the requisite service period (vesting period) and the participant has voting rights for each share of common stock.

Equity Policies

Stock Ownership Guidelines

To demonstrate the importance of linking the interests of executive management to the upward and downward movements of our common stock that our stockholders experience, in September 2007, the Corporate Governance Committee adopted stock ownership guidelines which provide that our executive officers, including our Named Executive Officers, should have specific equity positions in the Company which vary by position. Under the guidelines, our CEO is expected to own shares with a value equal to five times his base salary. The remaining executive officers, including our Named Executive Officers, are expected to own shares with a value equal to three times their base salary. Shares used to calculate compliance with the ownership guidelines include direct share purchases, shares acquired through any employee benefit plan, as well as vested shares of restricted stock and the vested in-the-money portion of any stock options held by the executive officer. As of December 31, 2009, Mr. Heasley’s stock ownership was valued at approximately eight times his base salary. Current ownership levels for the other Named Executive Officers vary depending on their length of employment with us. Each executive officer has five years from the adoption of the stock ownership guidelines, or from the date of their appointment to an executive officer position, whichever is later, to achieve the target ownership levels. Failure to achieve the target ownership levels within the applicable five-year period means that the executive officer will not be eligible for equity awards until he achieves compliance.

Equity Award Granting Policy

Our Board recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and therefore, in September 2007, our Board adopted an Equity Award Granting Policy that applies to the granting of all compensatory equity awards provided under our equity compensation plans in the form of common stock or any derivative of common stock, including stock options, stock appreciation rights, dividend equivalents, restricted stock, restricted stock units, performance shares or performance units. This policy provides that all grants of equity awards to executive officers must be approved by the Committee, or the full Board in the case of our non-employee directors, at a Board or Committee meeting. Equity awards are not authorized pursuant to action by written consent in lieu of a meeting.

The grant date of any equity award shall be the date of the Board or Committee meeting at which the award was approved. The exercise price (if applicable) for an equity award shall be the closing sale price (price for last trade) of our common stock as reported on The NASDAQ Global Select Stock Market on the grant date.

The Committee considers regular equity award proposals on an annual basis. Proposed grants to newly hired employees or other proposed ad hoc grants (e.g., grants in connection with an acquisition) are considered on a quarterly basis in connection with the next scheduled meeting following the event giving rise to the grant proposal. Our Board considers equity awards to non-employee directors at the Board meeting immediately following the annual meeting of stockholders at which the non-employee directors are elected, or if appointed by our Board, at the meeting at which the appointment is made or at the next scheduled meeting following the appointment.

Notwithstanding the foregoing, the Committee or Board may consider and approve equity award grants to employees, including Named Executive Officers, at meetings other than those described above when deemed reasonably appropriate under the circumstances.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers, unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. It is intended that all performance-based compensation paid in 2009 to our Named Executive Officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) of the Code, or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m) of the Code.

We believe that it is important to continue to be able to take all available company tax deductions with respect to the compensation paid to our Named Executive Officers. Therefore, we believe we have taken all actions that may be necessary under Section 162(m) of the Code to continue to qualify for all available tax deductions related to executive compensation. However, we also believe that preserving flexibility in awarding compensation is in our best interest and that of our stockholders, and we may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m) of the Code.

Accounting for Share-Based Compensation

Beginning on October 1, 2006, we began accounting for share-based compensation awards, including our stock options and performance shares, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (formerly FASB Statement 123R, “Share-Based Payment”). Before we grant stock-based compensation awards, we consider the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Employment Agreements with Named Executive Officers

CEO Employment Agreement

On March 8, 2005, we entered into an Employment Agreement (the “CEO Employment Agreement”) with Philip G. Heasley, pursuant to which Mr. Heasley agreed to serve as our President and CEO for an initial term of four years which CEO Employment Agreement was amended on September 7, 2007. On January 7, 2009, the Company and Mr. Heasley entered into an Amended and Restated Employment Agreement (the “Restated CEO Employment Agreement”). A copy of the Restated CEO Employment Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2009.

Under the Restated CEO Employment Agreement, Mr. Heasley will be employed through March 8, 2011 (the “Employment Period”), after which the Employment Period will be extended for successive one-year periods, unless we give 30 days written notice to Mr. Heasley that the Employment Period will not be extended for an additional year or unless the Employment Period otherwise terminates. So long as Mr. Heasley continues to serve as our President and CEO, the Board will nominate Mr. Heasley to serve as a member of our Board of Directors. The Restated CEO Employment Agreement provides that Mr. Heasley will receive a base salary of $575,000 per year and an annual on-target MIC award of $575,000 as well as other compensation as set forth in the Restated CEO Employment Agreement.

The Restated CEO Employment Agreement requires that Mr. Heasley purchase and hold, during the initial Employment Period, 100,000 shares of our common stock. At the end of 2009, Mr. Heasley held 259,551 shares of our common stock.

Pursuant to the Restated CEO Employment Agreement, if Mr. Heasley’s employment is terminated by the Company without cause or by Mr. Heasley for good reason, Mr. Heasley will be entitled to (1) a lump sum payment equal to his bonus for the quarter in which his employment is terminated; (2) a lump sum payment equal to two times the sum of (A) his base salary at the time of termination and (B) his average annual bonus amount received during the two most recent fiscal years of the Company ending prior to the date of termination; and (3) continued participation in the Company’s medical and dental plans until the earlier of (a) two years or (b) until he is covered under the plans of another employer. Mr. Heasley will also be subject to non-competition obligations for a period of one year following termination of his employment. The Restated CEO Employment Agreement also provides that if payments by the Company to Mr. Heasley would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Heasley will be entitled to a gross up payment such that he will be in the same after-tax position as if no excise tax had been imposed. If Mr. Heasley is entitled to payments under the Change-in-Control Employment Agreement (as described below), no payment will be made to Mr. Heasley under the Restated CEO Employment Agreement.

2010 Compensation Update

In December 2009, the Committee established 2010 compensation for our executive officers, including our Named Executive Officers. In connection with the establishment of 2010 executive compensation, during 2009 the Committee, with the assistance of its independent compensation consultant, reviewed and modified our peer group. In making its 2010 executive compensation determinations, the Committee considered the results of the competitive compensation analysis provided by its independent compensation consultant for key senior management positions, including each Named Executive Officer’s position (the “2010 Competitive Analysis”) which was based on our updated peer group.

CEO Compensation

The Committee did not make any changes to Mr. Heasley’s base salary or his annual on-target MIC award.

Other Named Executive Officers

Effective January 1, 2010, the Committee made the following changes to the cash compensation payable to our Named Executive Officers. As part of the staggered approach to making Mr. Behrens’ compensation market competitive for a Chief Financial Officer position, Mr. Behrens’ base salary increased by 8%, from $250,000 to

$270,000, and his annual on-target MIC award target increased by 26%, from $150,000 to $189,000. Mr. Behrens’ annual on-target MIC award now represents 70% of his base salary which conforms to competitive market data related to annual cash incentive compensation as a percentage of his position’s base salary. Mr. Byrnes did not receive an increase in his base salary for 2010. However, in recognition of Mr. Byrnes’ assumption of the corporate tools and infrastructure department in 2009, his assumption of the corporate management office responsibilities in early 2010 and his enhanced operational management role as Chief Administrative Officer, Mr. Byrnes’ annual on-target MIC award increased by 12.8%, from $195,000 to $220,000. Mr. Byrnes’ adjusted annual on-target MIC award now represents 80% of his base salary which conforms to competitive market data related to annual cash incentive compensation as a percentage of his position’s base salary. Mr. Morem’s base salary for 2010 remained the same as his 2009 base salary; however, his annual on-target MIC award increased by 1%, from 180,000 to $182,000, which represents 70% of his base salary and conforms to competitive market data related to annual cash incentive compensation as a percentage of his position’s base salary. Mr. Totaro did not receive any increase to his base salary or his annual on-target MIC award for 2010. Mr. Totaro resigned from the Company effective April 1, 2010.

2010 Executive MIC

Comparable to the 2009 Executive MIC, all MIC awards granted to our executive officers, including our Named Executive Officers, in 2010 were granted pursuant to the Executive MIC Plan (the “2010 Executive MIC”). Under the 2010 Executive MIC, executives are eligible to receive annual bonus awards based on combinations of performance metrics which fall into one of two classes: (1) “Core Company Financial Metrics” consisting of operating income, sales and 60-month backlog, and (2) business unit performance metrics. The objective of the 2010 Executive MIC is to encourage executives to contribute toward the attainment of the Company’s consolidated financial and performance goals for fiscal year 2010.

The 2010 Executive MIC has two key components. The first component relates to the funding of the incentive pool available for payout under the 2010 Executive MIC (the “Funded Incentive Pool”). Only the Core Company Financial Metrics will be used to determine the Funded Incentive Pool. The total Funded Incentive Pool available for payout to executives will be calculated by determining the individual Core Company Financial Metric attainment percentage set forth in the table below and multiplying the attainment percentage by the respective weighting percentage set forth in the table below.

		Target Attainment	MIC Bonus
Core Company Financial Metric	Metric Weighting	Percentage	Payout Percentage

Operating Income	75%	90% Attainment	40%
		Target Attainment	100%
		118% Attainment	200%
Sales	15%	90% Attainment	40%
		Target Attainment	100%
		120% Attainment	200%
60-Month Backlog	10%	96% Attainment	40%
		Target Attainment	100%
		106% Attainment	200%

The second component of the 2010 Executive MIC relates to the distribution of the Funded Incentive Pool to executives. Payout of a MIC bonus to our named executive officers for the 2010 compensation year (the “2010 NEOs”) will be based solely on the Core Company Financial Metrics. The payout percentage for our 2010 NEOs will be determined in accordance with the MIC bonus payout percentages set forth in the table above; however, the total MIC bonus paid out to any 2010 NEO will be limited to the Funded Incentive Pool percentage.

For executives that are not 2010 NEOs, one or more business unit performance metrics may be used in addition to, or instead of, the Core Company Financial Metrics to determine the respective executive’s MIC bonus payout percentage. The table below summarizes the weighting for the business unit performance metrics and the payout percentage based on the level of attainment for the respective metric.

			MIC Bonus
		Target Attainment	Payout
Business Unit Performance Metrics	Metric Weighting	Percentage	Percentage

Business Unit Performance Metrics	Up to 100%	90% Attainment	40%
		Target Attainment	100%
		120% Attainment	200%

Notwithstanding the use of additional business unit performance metrics to determine the payout of MIC bonuses to executives that are not 2010 NEOs, under no circumstances can the aggregate MIC bonuses paid to all executives exceed the Funded Incentive Pool as determined above.

Bonus payouts under the 2010 Executive MIC may be more or less than the target 100% bonus opportunity (up to a maximum of 200%) depending on the level of attainment by the Company against each performance metric target.

An executive’s MIC bonus may be adjusted downward in the sole discretion of the Committee.

The individual agreements with each participant in the 2010 MIC program, including executive officers participating in the 2010 Executive MIC, grant the Company the right to require a participant to forfeit his or her right to payment or to reimburse the Company for any payments previously paid, along with any other action the Company deems necessary or appropriate, in the event it is determined that the individual participant engaged in misconduct in the course of his or her employment.

In order to be entitled to any payment under the 2010 Executive MIC, the executive must be an employee of the Company on the date of payment, except to the extent otherwise provided by the Company. If the executive’s employment with the Company is terminated for any reason prior to the payment date, the executive will not be eligible for a MIC bonus under the 2010 Executive MIC, and the executive will forfeit all rights to such payment except to the extent otherwise provided by the Company.

2010 Long Term Incentive Compensation

As stated above under the section entitled “Long-Term Incentive Compensation,” the mix of equity awards comprising the respective LTIP award is generally reviewed and adjusted by the Committee each year in consideration of data provided by its independent compensation consultant combined with a review of the Company’s performance and business goals and consideration of global and domestic economic conditions.

In December 2009, the Committee elected not to include shares of restricted stock as part of the 2010 LTIP and to eliminate the ability to choose the form of LTIP award. The Committee previously incorporated restricted stock as part of LTIP in response to global economic conditions based on its belief that restricted stock delivers value even during turbulent market conditions when the ability to achieve certain targets may be beyond management’s control.

In response to the relative stabilization of the economy and the financial performance of the Company, the Committee elected to grant 2010 LTIP awards in the form of an award unit comprised of stock options and performance shares. Under the 2010 LTIP, the Committee granted 1.25 stock options for each performance share granted with each combined award unit having a targeted value equal to the 65th percentile of competitive market data. The Committee believes that the combination of stock option and performance share awards reinforces the objectives of making long-term incentives (i) “at risk” so that the level of “at risk” compensation actually earned by the executive depends on the Company’s performance against specified financial, operational and strategic goals, and (ii) directly tied to increasing stockholder value. Stock options provide a critical and direct link between executives and stockholders given that all value earned through stock options is dependent on an increase in the value of the stock price; whereas, performance shares provide an opportunity to reward executives for both stock price growth and achievement of financial performance goals.

Stock options and performance shares comprising the 2010 LTIP awards were all granted pursuant to the 2005 Incentive Plan. Stock options granted as part of 2010 LTIP vest in equal annual installments over a three-year period and have a 10-year term. In accordance with the Company’s equity award granting policy, the exercise price of all stock options equals the closing sale price (price for last trade) of our common stock as reported by The NASDAQ Global Select Stock Market on the date of grant.

Performance shares under the 2010 LTIP are earned, if at all, based upon the achievement, over a three-year period commencing January 1, 2010 and ending December 31, 2012 (the “Performance Period”), of performance goals relating to the following: (a) compound annual growth rate over the Performance Period in the sales for the Company and its subsidiaries as determined by the Company (“Revenue Growth”), and (b) the cumulative operating income over the Performance Period for the Company and its subsidiaries as determined by the Company (“Contribution Margin”).

Receipt of performance shares under the 2010 LTIP is not guaranteed, and the executives will earn the awards only if both the Revenue Growth and Contribution Margin performance goals exceed a threshold performance level. If the Company achieves the threshold performance level for both Revenue Growth and Contribution Margin, then grantees will earn performance shares based on a performance matrix that provides 50% of the awarded performance shares are earned for threshold performance, 100% of the awarded performance shares are earned for target performance and 200% of performance shares are earned for performance at or above the maximum level and other specified earning percentages between 50% and 200% based on the actual performance of the Company against the performance goals. If the performance of the Revenue Growth and Contribution Margin performance goals fall between the specified percentage ranges set forth in the performance matrix, the Committee will determine the award percentage earned by mathematical interpolation and rounded up to the nearest whole share.

COMPENSATION COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based on our review and discussions, we have recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

John M. Shay, Jr., Chairman
Harlan F. Seymour
Jan H. Suwinski

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our CEO, CFO and the three other most highly compensated executive officers (based on total compensation as reflected in the table below) during the fiscal year ended December 31, 2009 and preceding fiscal periods. The executive officers included in the “Summary Compensation Table” in the “Executive Compensation” section below are collectively referred to as our “Named Executive Officers”.

Summary Compensation Table(1)
						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Period	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Philip G. Heasley,	2009	575,000	0	604,136	394,460	762,613	38,077	2,374,286
President and Chief	2008	550,000	0	0	1,062,986	369,338	4,420	1,986,744
Executive Officer	Transition Period	137,500	0	0	0	215,948	105	353,553
	Fiscal 2007	508,333	0	321,734	1,689,560	217,174	73,520	2,810,321

Scott W. Behrens, Senior Vice	2009	250,000	0	199,892	130,529	252,793	78,559	911,773
President, Chief Financial Officer,	2008	230,000	0	342,225	0	101,937	4,420	678,582
Chief Accounting Officer and	Transition Period	49,167	5,000	0	0	17,049	105	71,321
Corporate Controller	Fiscal 2007	53,214	0	174,728	314,636	5,805	0	548,383

J. Ronald Totaro, Senior Vice	2009	335,000	0	199,892	130,529	445,270	75,580	1,186,271
President and Chief Operating	2008	225,000	0	362,596	1,392,939	160,832	210	2,141,577
Officer(6)	Transition Period	—	—	—	—	—	—	—
	Fiscal 2007	—	—	—	—	—	—	—

Dennis P. Byrnes, Senior Vice	2009	275,000	0	199,892	130,529	323,913	205,129	1,134,463
President, Chief	2008	230,000	0	855,781	0	188,658	4,420	1,278,859
Administrative Officer,	Transition Period	57,500	0	0	0	37,379	105	94,984
General Counsel and Secretary	Fiscal 2007	230,000	0	140,561	216,960	57,241	4,614	649,376

David N. Morem, Senior	2009	260,000	0	128,526	83,927	273,821	213,463	959,737
Vice President, Global	2008	237,508	0	855,781	0	137,518	4,420	1,235,227
Business Operations	Transition Period	57,501	0	0	0	40,494	105	98,100
	Fiscal 2007	230,004	0	140,561	193,256	62,011	33,249	659,081

(1)	Column (h) to this table entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” has been omitted because no compensation is reportable thereunder.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the restricted stock awards and the performance share awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report. See the “2009 Grants of Plan-Based Awards” table for information on performance shares granted in 2009. The use of FASB ASC Topic 718 as the valuation method for this table was recently adopted by the SEC. As a result, the amounts reflected in column (e) for fiscal 2007, the Transition Period and 2008 were recalculated using the new valuation method causing them to vary from the amounts included in our prior proxy statements. The grant date fair values included in column (e) for the performance shares are based upon the probable outcome of the performance conditions. The following table reflects both the grant date fair value of the performance shares included in this column as well as the maximum value of these awards if, due to the Company’s performance during the applicable performance period, the performance shares vested at their maximum level based on the Company’s stock price on the grant date of the awards:

	Grant Date Fair Value of Performance Shares				Maximum Value of Performance Shares
	Fiscal	Transition			Fiscal	Transition
Name	2007(a)	Period	2008	2009	2007(a)	Period	2008	2009
Philip G. Heasley	321,734	—	—	604,136	482,601	—	—	1,208,273

Scott W. Behrens	174,728	—	—	199,892	262,092	—	—	399,784

J. Ronald Totaro	—	—	—	199,892	—	—	—	399,784

Dennis P. Byrnes	140,561	—	—	199,892	210,842	—	—	399,784

David N. Morem	140,561	—	—	128,526	210,842	—	—	257,051

(a)	The Company did not achieve the predetermined earnings per share minimum threshold level as of December 31, 2009; therefore, the performance shares granted in fiscal 2007 were not earned and no shares of our common stock were issued.

(3)	The amounts in column (f) reflect the aggregate grant date fair value of the stock option awards granted during the respective fiscal year as computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts shown do not correspond to the actual value that will be recognized by the Named Executive Officer. The assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report. See the “2009 Grants of Plan-Based Awards” table for information on stock options granted in 2009. As stated above, the use of FASB ASC Topic 718 as the valuation method for this table was recently adopted by the SEC. As a result, the amounts reflected in column (f) for fiscal 2007, the Transition Period and 2008 were recalculated using the new valuation method causing them to vary from the amounts included in our prior proxy statements.

(4)	The amounts in column (g) represent amounts earned by the Named Executive Officers during 2009 pursuant to the 2009 Executive MIC. The table below sets forth the amounts earned by the executive during 2009 under the 2009 Executive MIC but paid to the executive in March 2010 and the respective payout percentages:

	2009 Executive MIC
	Payout Amount	Payout Percentage(a)
Name of Executive	($)	(%)
Philip G. Heasley	762,613	132.63

Scott W. Behrens	252,793	168.53

J. Ronald Totaro	445,270	147.68

Dennis P. Byrnes	323,913	166.11

David N. Morem	273,821	152.12

(a)	The percentages shown reflect the percentage of the target bonus opportunity amounts paid to each Named Executive Officer based on the performance metrics and targets applicable to each Named Executive Officer and the Company’s performance against such targets during the plan period.

(5)	All Other Compensation includes the following payments or accruals for each Named Executive Officer:

		Premiums for
	Employer	Long-Term			Restricted Stock
	Contributions to	Disability		Tax	Vesting
	the 401(k) Plan	Insurance	Perquisites(a)	Gross-Ups(b)	Event(c)
Name of Executive	($)	($)	($)	($)	($)
Philip G. Heasley	4,000	420	23,225	10,432	0

Scott W. Behrens	4,000	420	—	—	74,139

J. Ronald Totaro	4,000	420	—	—	71,160

Dennis P. Byrnes	4,000	420	—	—	200,709

David N. Morem	4,000	420	6,130	2,204	200,709

(a)	For Mr. Heasley, this amount includes reimbursement of moving expenses in the amount of $17,165 to relocate from Minnesota to Florida and reimbursement for maintaining a parking space in New York, New York in the amount of $6,060. For Mr. Morem, this amount includes reimbursement of moving expenses in the amount of $6,130 to relocate from Minnesota to Florida.

(b)	For Messrs. Heasley and Morem, this amount represents tax gross-ups related to their tax liability for certain relocation reimbursement payments.

(c)	These amounts reflect the amount of income recognized by Messrs. Behrens, Totaro, Byrnes and Morem upon the vesting of shares of restricted stock during 2009. See the “Option Exercises and Stock Vested” table for more information on the shares of restricted stock that vested during 2009.

(6)	Mr. Totaro joined the Company on March 2, 2008. Accordingly, compensation information for fiscal 2008 reflects less than full-year amounts. Mr. Totaro resigned from the Company effective April 1, 2010. In connection with his resignation, Mr. Totaro forfeited 83,125 stock options, 13,762 shares of restricted stock and 100% of his performance shares.

2009 Grants of Plan-Based Awards

In 2009, we utilized two plans to provide our Named Executive Officers with opportunities to earn cash or equity incentive compensation: the 2009 Executive MIC and the 2005 Incentive Plan. The 2009 Executive MIC provides cash compensation for annual performance by the Company and the individual executives. The 2005 Incentive Plan provides equity-based compensation. The following table sets forth information concerning annual incentive cash awards, grants of stock options and grants of performance shares to our Named Executive Officers during 2009.

2009 Grants of Plan-Based Awards(1)

								All Other
								Option
								Awards:
					Estimated Future Payouts			Number of	Exercise or
		Estimated Future Payouts Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Base Price
		Plan Awards(2)			Awards(3)			Underlying	of Option	Grant Date
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options(4)	Awards	Fair Value(5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)

Philip G. Heasley
-2009 Executive MIC	N/A	1	575,000	1,150,000	—	—	—	—	—	—
-2005 Incentive Plan	12/10/09	—	—	—	18,285	36,570	73,140	—	—	604,136
-2005 Incentive Plan	12/10/09	—	—	—	—	—	—	45,708	16.52	394,460
Scott W. Behrens -2009 Executive MIC	N/A	1	150,000	300,000	—	—	—	—	—	—
-2005 Incentive Plan	12/10/09	—	—	—	6,050	12,100	24,200	—	—	199,892
-2005 Incentive Plan	12/10/09	—	—	—	—	—	—	15,125	16.52	130,529
J. Ronald Totaro(6)
-2009 Executive MIC	N/A	1	301,500	603,000	—	—	—	—	—	—
-2005 Incentive Plan	12/10/09	—	—	—	6,050	12,100	24,200	—	—	199,892
-2005 Incentive Plan	12/10/09	—	—	—	—	—	—	15,125	16.52	130,529
Dennis P. Byrnes -2009 Executive MIC	N/A	1	195,000	390,000	—	—	—	—	—	—
-2005 Incentive Plan	12/10/09	—	—	—	6,050	12,100	24,200	—	—	199,892
-2005 Incentive Plan	12/10/09	—	—	—	—	—	—	15,125	16.52	130,529
David N. Morem
-2009 Executive MIC	N/A	1	180,000	360,000	—	—	—	—	—	—
-2005 Incentive Plan	12/10/09	—	—	—	3,890	7,780	15,560	—	—	128,526
-2005 Incentive Plan	12/10/09	—	—	—	—	—	—	9,725	16.52	83,927

(1)	Column (i) to this table entitled “All Other Stock Awards: Number of Shares of Stock or Units” has been omitted because no stock awards are reportable thereunder.

(2)	The amounts shown as estimated payouts under non-equity incentive plans include estimated payouts under the 2009 Executive MIC. The actual payouts to each Named Executive Officer under the 2009 Executive MIC are set forth in footnote 4 to the “Summary Compensation Table” above. The amounts shown in column (c) reflect the minimum payment level under the 2009 Executive MIC above zero assuming that only the lowest weighted metric achieves threshold performance. The amounts shown in column (d) reflect the target payment levels of 100% under the 2009 Executive MIC assuming that each performance metric achieves target performance. The amounts shown in column (e) reflect the maximum payment levels under the 2009 Executive MIC assuming each performance metric achieves maximum performance which payment represents 200% of the targeted amount shown in column (d).

(3)	The awards shown in columns (f) through (h) reflect shares of our common stock payable in connection with performance share awards granted to our Named Executive Officers during 2009. All performance shares granted in 2009 were granted pursuant to the terms of the 2005 Incentive Plan. These performance shares will be earned, if at all, based upon the achievement, over a defined performance period of three years commencing January 1, 2010 through December 31, 2012 (the “Performance Period”), of performance goals related to (1) the compound annual growth rate over the Performance Period in sales as determined by the Company (“Revenue Growth”), and (b) the cumulative operating income over the Performance Period as determined by the Company (“Contribution Margin”). The amounts shown in column (f) reflect the minimum payout of performance shares above zero assuming achievement of threshold performance for each metric. The amounts shown in column (g) reflect the payout of performance shares at 100% assuming that each metric achieves target performance. The amounts shown in column (h) reflect the payout of performance shares at 200% assuming that each metric achieves maximum performance.

(4)	All stock options granted to our Named Executive Officers during 2009 were granted pursuant to the terms of the 2005 Incentive Plan. All stock options granted to our Named Executive Officers in 2009 vest one third per year beginning with the first anniversary of the date of grant.

(5)	The grant date fair value of each equity award granted during 2009 was computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For equity awards that are subject to performance conditions, the amounts reflected in column (l) reflect the value at the grant date based upon the probable outcome of such conditions and this amount is consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The probable outcome used for the calculation of the performance shares granted during 2009 is based on the achievement of target performance for each metric.

(6)	In connection with his resignation, Mr. Totaro forfeited 83,125 stock options, 13,762 shares of restricted stock and 100% of his performance shares.

Outstanding Equity Awards at 2009 Fiscal Year End
	Option Awards(1)					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan Awards:	Plan Awards:
							Market	Number of	Market or
		Number of	Number of			Number	Value	Unearned	Payout Value
		Securities	Securities			of Shares	of Shares	Shares, Units	of Unearned
		Underlying	Underlying			or Units	or Units	or Other	Shares, Units
		Unexercised	Unexercised	Option		of Stock	of Stock	Rights	or Other Rights
		Options	Options	Exercise	Option	That Have	That Have	That Have	That Have
	Option	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)	Not Vested(4)	Not Vested(5)
Name	Grant Date	Exercisable	Unexercisable(2)	($)	Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Philip G. Heasley	12/10/2009	—	45,708 (6)	16.52	12/10/2019	—	—	36,570	627,176
	9/16/2008	12,500	37,500	19.76	9/16/2018	—	—	—	—
	2/7/2008	15,000	45,000	14.99	2/7/2018	—	—	—	—
	7/24/2007	50,000	50,000	32.61	7/24/2017	—	—	—	—
	3/9/2005	600,000	—	22.65	3/9/2015	—	—	—	—
	3/9/2005	—	400,000 (7)	22.65	3/9/2015	—	—	—	—

Scott W. Behrens	12/10/2009	—	15,125 (6)	16.52	12/10/2019	—	—	12,100	207,515
	9/16/2008	—	—	—	—	9,000	154,350	—	—
	2/1/2008	—	—	—	—	4,875	83,606	—	—
	6/27/2007	7,500	7,500	33.46	6/27/2017	—	—	—	—

J. Ronald Totaro(8)	12/10/2009	—	15,125 (6)	16.52	12/10/2019	—	—	12,100	207,515
	9/16/2008	—	—	—	—	13,762	236,018	—	—
	3/4/2008	34,000	102,000	18.41	3/4/2018	—	—	—	—

Dennis P. Byrnes	12/10/2009	—	15,125 (6)	16.52	12/10/2019	—	—	12,100	207,515
	9/16/2008	—	—	—	—	13,762	236,018	—	—
	2/1/2008	—	—	—	—	22,875	392,306	—	—
	6/5/2007	6,009	6,010	34.97	6/5/2017	—	—	—	—
	9/14/2005	17,500	—	28.27	9/14/2015	—	—	—	—
	10/7/2004	10,000 (6)	—	17.62	10/7/2014	—	—	—	—
	7/15/2003	30,000	—	10.24	7/15/2013	—	—	—	—
	6/23/2003	60,000 (6)	—	9.72	6/23/2013	—	—	—	—

David N. Morem	12/10/2009	—	9,725 (6)	16.52	12/10/2019	—	—	7,780	133,427
	9/16/2008	—	—	—	—	13,762	236,018	—	—
	2/1/2008	—	—	—	—	22,875	392,306	—	—
	6/5/2007	6,009	6,010	34.97	6/5/2017	—	—	—	—
	9/14/2005	15,000	—	28.27	9/14/2015	—	—	—	—
	8/9/2005	60,000	—	25.38	8/9/2015	—	—	—	—
	8/9/2005	—	40,000 (9)	25.38	8/9/2015

(1)	Column (d) to this table under “Option Awards” entitled “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because no shares are reportable thereunder.

(2)	Unless otherwise noted all stock options and stock awards vest 25% per year beginning with the first anniversary of the date of grant.

(3)	In accordance with SEC rules, the market value of stock reported in column (h) of this table was calculated by multiplying the number of shares set forth in column (g) by the closing price of our common stock at December 31, 2009 which was $17.15.

(4)	This column reflects the payout of the underlying shares of our common stock related to performance shares granted in 2009 pursuant to the 2005 Incentive Plan based on the achievement of target performance for each metric. Performance shares granted on December 10, 2009 have a performance period from January 1, 2010 through December 31, 2012.

(5)	The market value of the performance shares that have not vested was calculated by multiplying the number of performance shares set forth in column (i) by the closing price of our common stock at December 31, 2009 which was $17.15.

(6)	These stock options vest in equal installments over a three-year period beginning with the first anniversary of the date of grant.

(7)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and March 9, 2015, of a market price per share for our common stock of at least $50 per share for 60 consecutive trading days.

(8)	In connection with his resignation, Mr. Totaro forfeited 83,125 stock options, 13,762 shares of restricted stock and 100% of his performance shares.

(9)	These stock options will vest, if at all, upon the attainment by the Company, at any time between March 9, 2007 and August 9, 2015, of a market price per share of our common stock of at least $50 per share for 60 consecutive trading days.

Option Exercises and Stock Vested

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the year ended December 31, 2009.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of Shares
	Acquired	Value Realized on	Number of Shares	Value Realized on
	on Exercise	Exercise	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Philip G. Heasley	0	0	0	0

J. Ronald Totaro	0	0	2,869	44,498

David N. Morem	0	0	8,671	142,325

Scott W. Behrens	0	0	3,071	49,132

Dennis P. Byrnes	0	0	8,066	132,385

(1)	In accordance with SEC rules, the amounts in column (e) were calculated by multiplying the number of shares of restricted stock that vested by the market value of the underlying shares on the vesting date.

(2)	In connection with his resignation, Mr. Totaro forfeited 83,125 stock options, 13,762 shares of restricted stock and 100% of his performance shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Except for the employment agreement with Mr. Heasley described above, and the change-in-control agreements described below that we have entered into with all but one of our executive officers, none of our Named Executive Officers have employment or severance agreements with the Company and their employment may be terminated at any time.

Change-In-Control Employment Agreements

Effective December 31, 2008, we entered into a Change-In-Control Employment Agreement (the “CIC Agreement”) with four of our Named Executive Officers (each an “Executive” for purposes of this section). The CIC Agreement replaced and superseded the form of the change-in-control employment agreement formerly in place with each of the Executives. A copy of the form of CIC Agreement for all Executives was attached as Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 7, 2009.

Under the CIC Agreement, we are required to employ the Executive for a two-year period following a change-in-control (the “Employment Period”). During the Employment Period, we must (1) pay the Executive a base salary equal to the highest annual rate of base salary paid or payable to the Executive during the 12-month period prior to the change-in-control, (2) award the Executive for each fiscal period during the Employment Period total annual and quarterly bonus opportunities in amounts greater than or equal to the Executive’s target annual and quarterly bonus opportunities for the year in which the change-in-control occurs, and (3) allow the Executive opportunities to participate in the Company’s incentive, savings and retirement plans to an extent no less favorable than opportunities provided for by the Company in the 120-day period prior to the beginning of the Employment Period.

The CIC Agreement also sets forth our obligations in the event the Executive’s employment terminates during the Employment Period. The following is a summary of such obligations.

Termination of Employment Other Than for Cause or by Executive for Good Reason.  If we terminate the Executive’s employment other than for cause or the Executive’s death or disability, or the Executive terminates his employment for good reason, the Executive will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) the lump sum payment of (a) the Executive’s unpaid current year annual base salary through the date of termination, the current year target annual bonus pro-rated through the date of termination, and any accrued and unpaid vacation pay (collectively, the “Accrued Obligations”), and (b) two or, in the case of Mr. Heasley only, three times, the sum of the Executive’s annual base salary and target annual bonus; (2) continued participation at the Company’s cost in the welfare benefits plans in which the Executive would have been entitled to participate, for two or, in the case of Mr. Heasley only, three years, from the date of termination or until the Executive receives equivalent benefits from a subsequent employer, in which case, welfare benefits plans provided by the Company will be secondary to the subsequent employer’s plans during the applicable period of eligibility; (3) outplacement services not to exceed $50,000; and (4) any unpaid amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the affiliated companies at or subsequent to the date of termination (the “Other Benefits”).

Death.  If the Executive’s employment is terminated by reason of the Executive’s death, we must provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Disability.  If the Executive’s employment is terminated by reason of the Executive’s disability, we must provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under the CIC Agreement.

Termination of Employment for Cause or by Executive other than for Good Reason.  If the Executive’s employment is terminated for cause, we must provide the Executive with the Executive’s annual base salary through the date of termination, and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement. If the Executive voluntarily terminates employment, excluding a termination for good reason, we must provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and will have no other severance obligations under the CIC Agreement.

Tax-Gross-Up.  If any payment under the CIC Agreement would be subject to excise tax, the Executive will be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. There is, however, a provision of the CIC Agreements under which a portion of the Executive’s payments under the CIC Agreement will be forfeited if the excise tax can be eliminated (provided the forfeiture cannot exceed 10% of the amount due to the Executive).

Acceleration of Equity Awards.  In the event of a change-in-control, all stock-based awards held by the Executive will vest in full, in each case immediately prior to the occurrence of such change-in-control, and any applicable performance-based vesting goals with respect to such stock-based awards granted to the Executive shall be deemed satisfied at the target level; provided, however, that (a) any performance shares awarded under the Company’s 2005 Incentive Plan and (b) any stock options which vest upon the attainment of a certain per-share transaction price in connection with a change-in-control granted under the Company’s 2005 Incentive Plan, will, in each case, vest pursuant to the terms of the applicable award agreement, notwithstanding the provision of any award agreement requiring that market conditions exist for a specified duration of time.

Non-solicitation and Non-competition Provisions.  During the Employment Period and for a period of one year following termination of employment, each Executive agrees not to (a) enter into or engage in any business that competes with the Company’s business within a specified restricted territory; (b) solicit customers with whom the Executive had any contact or for which the Executive had any responsibility (either direct or supervisory) at the date of termination or at any time during the one (1) year prior to such date of termination, whether within or outside of the restricted territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s business within the restricted territory; (c) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the restricted territory, or attempt to do so; (d) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s business within the restricted territory; or (e) solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing shall not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Release.  As a condition to receiving any of the severance benefits under the CIC Agreements, the Named Executive Officers are required to release the Company and its employees from all claims that the Named Executive Officer may have against them.

Post-Termination Benefits Under Incentive Plans

Executive MIC Plan

Under the Executive MIC Plan, in order to be entitled to a payment under the plan, the executive, including our Named Executive Officers, must be employed by the Company on the date of payment. If employment with the Company is terminated for any reason prior to the payment date, the executive will not be eligible for a bonus under the Executive MIC Plan and the executive forfeits all rights to such payment except to the extent otherwise provided by the Company.

2005 Incentive Plan

Stock Options.  The award agreements for stock options granted under the 2005 Incentive Plan generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have 90 days from the date of termination to exercise any vested stock options granted under the 2005 Incentive Plan. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company. A copy of the form of Nonqualified Stock Option Agreement used to grant stock options to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.18 to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010.

Performance Shares.  The award agreements for performance shares granted under the 2005 Incentive Plan generally provide that if an employee, including a Named Executive Officer, voluntarily terminates employment with the Company prior to payment of the performance shares, all performance shares are forfeited. In the event of death, disability or termination of employment without cause, the award agreements generally provide that the Company must pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of termination. Generally, the award agreements for performance shares also provide that in the event of a change-in-control of the Company, the Company will pay the employee a pro-rata portion of the performance shares he would have been entitled to based on the performance of the Company during the full fiscal quarters completed during the applicable performance period until the date of the change-in-control. A copy of the form of LTIP Performance Shares Agreement used to grant performance shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 16, 2009.

Restricted Shares.  The award agreements for restricted shares granted under the 2005 Incentive Plan generally provide that if any employee, including a Named Executive Officer, voluntarily terminates employment with the Company, he forfeits all unvested restricted shares. However, the award agreements also generally provide that if the employee’s employment terminates due to death or disability, all shares of restricted stock will immediately vest upon the employee’s death or disability. Award agreements to executive officers, including our Named Executive Officers, also generally provide that all shares of restricted stock will immediately vest upon the occurrence of a change-in-control of the Company. A copy of the form of Restricted Share Award Agreement used to grant restricted shares to employees, including our Named Executive Officers, under the 2005 Incentive Plan was filed as Exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on February 26, 2010.

Forfeiture and Recoupment Provisions.  Commencing in 2008, our form of award agreements for all awards granted to employees pursuant to the 2005 Incentive Plan, including Named Executive Officers, provide that if the Company is required to restate its consolidated financial statements because of material noncompliance due to irregularities with the federal securities laws, which restatement is due, in whole or in part, to the misconduct of the employee, or it is determined that the employee has otherwise engaged in misconduct (whether or not such misconduct is discovered prior to the termination of the employee’s employment), the Company has (a) the right to cause the forfeiture or cancellation of any unvested and/or vested portion of the option, any unvested restricted shares or any unearned performance shares, (b) cause the transfer of ownership back to the Company of any vested shares not subject to transfer restrictions, common shares issued as payment for earned performance shares or cash received as payment for earned performance shares, and (c) the right to recoup any proceeds from (i) the exercise or vesting of the option, (ii) the vesting of the restricted shares, (iii) the sale of shares of our common stock issued pursuant to the exercise of the option or as payment for earned performance shares, and (iv) the sale of any unrestricted shares, along with any other action the Company determines is necessary or appropriate and in the best interest of the Company and its stockholders.

Other Stock Option Plans

The Company has two other stock option plans pursuant to which our Named Executive Officers held outstanding stock options at the end of 2009: (a) the 1996 Stock Option Plan, as amended (the “1996 Option Plan”), and (b) the 1999 Stock Option Plan. The 1996 Option Plan was terminated in connection with the adoption of the 2005 Incentive Plan in March 2005 and the 1999 Option Plan expired on February 23, 2009. Termination or expiration of these plans does not affect the outstanding awards issued under the plans.

The award agreements for stock options granted under these option plans generally provide that if an optionee, including a Named Executive Officer, voluntarily terminates employment with the Company, all unvested stock options will terminate and the optionee will have one month from the date of termination to exercise any vested stock options. However, the award agreements also generally provide that if the optionee’s employment terminates due to death or disability, all stock options will immediately vest upon the optionee’s death or disability and the optionee (or his or her estate or personal representative) will have one year from the date of death or disability to exercise the stock options. The award agreements granting stock options to executive officers, including our Named Executive Officers, under each of these plans also generally provide that all stock options will immediately vest upon the occurrence of a change-in-control of the Company.

Potential Post-Termination Benefits Table

The table below quantifies certain compensation that would have become payable to our Named Executive Officers in the event such executive officer’s employment had terminated on December 31, 2009 under various circumstances. The estimates set forth in the table below are based on our Named Executive Officers’ compensation and service levels as of such date and, if applicable, the closing stock price of our common stock on that date which was $17.15. These benefits are in addition to benefits generally available to salaried employees such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed to our Named Executive Officers may be different. Factors that could affect these amounts include the timing of any such event, our stock price and the executive’s age.

	Voluntary		Involuntary
								Involuntary or for
	For	Other than	For	Without				Good Reason after
	Good Reason	Good Reason	Cause	Cause	Death	Disability	Retirement	Change-in-Control
Compensation Program	($)	($)	($)	($)	($)	($)	($)	($)
Cash Severance:
Heasley	2,281,952	0	0	2,281,952	0	0	0	3,450,000
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	1,273,000
Byrnes	0	0	0	0	0	0	0	940,000
Morem	0	0	0	0	0	0	0	880,000

Bonus Payment:
Heasley	0	0	0		0	0	0	575,000
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	301,500
Byrnes	0	0	0	0	0	0	0	195,000
Morem	0	0	0	0	0	0	0	180,000

Stock Options:
Heasley	0	0	0	0	158,396	158,396	0	158,396
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	9,529	9,529	0	9,529
Byrnes	0	0	0	0	662,629	662,629	0	662,629
Morem	0	0	0	0	6,127	6,127	0	6,127

Restricted Shares:
Heasley	0	0	0	0	0	0	0	0
Behrens	0	0	0	0	237,956	237,956	0	0
Totaro	0	0	0	0	236,018	236,018	0	236,018
Byrnes	0	0	0	0	628,325	628,325	0	628,325
Morem	0	0	0	0	628,325	628,325	0	628,325

Performance Shares(1):
Heasley	0	0	0	0	0	0	0	0
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	0
Byrnes	0	0	0	0	0	0	0	0
Morem	0	0	0	0	0	0	0	0

	Voluntary		Involuntary
								Involuntary or for
	For	Other than	For	Without				Good Reason after
	Good Reason	Good Reason	Cause	Cause	Death	Disability	Retirement	Change-in-Control
Compensation Program	($)	($)	($)	($)	($)	($)	($)	($)
Health & Welfare Benefit Continuation:
Heasley	22,000	0	0	22,000	0	0	0	32,000
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	29,000
Byrnes	0	0	0	0	0	0	0	28,000
Morem	0	0	0	0	0	0	0	33,000

Outplacement Services:
Heasley	0	0	0	0	0	0	0	50,000
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	50,000
Byrnes	0	0	0	0	0	0	0	50,000
Morem	0	0	0	0	0	0	0	50,000

Excise Tax Gross-Up/ (Forfeiture) Related to a CIC:
Heasley	0	0	0	0	0	0	0	1,574,698
Behrens	0	0	0	0	0	0	0	0
Totaro	0	0	0	0	0	0	0	844,673
Byrnes	0	0	0	0	0	0	0	1,069,329
Morem	0	0	0	0	0	0	0	660,546

TOTALS:
Heasley	2,303,952	0	0	2,303,952	158,396	158,396	0	5,840,094
Behrens	0	0	0	0	237,956	237,956	0	0
Totaro	0	0	0	0	245,547	245,547	0	2,743,720
Byrnes	0	0	0	0	1,290,954	1,290,954	0	3,573,283
Morem	0	0	0	0	634,452	634,452	0	2,437,998

(1)	Pursuant to the terms of the LTIP Performance Shares Award Agreement, a change-in-control event will only trigger a pro-rata payout of the performance shares if the change-in-control occurs after the first full fiscal quarter of the performance period. The performance period for the outstanding performance shares does not commence until January 1, 2010 and therefore, a change-in-control event on December 31, 2009 would not have triggered any payment of performance shares to the Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We recognize that related person transactions can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations which may not be in our best interests or the best interests of our stockholders. Accordingly, as a general matter, we prefer to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, our best interests. Pursuant to the Audit Committee’s charter, any proposed related person transaction is to be submitted to the Audit Committee for review and approval, and no such transaction may be entered into without the Audit Committee’s prior approval. The Audit Committee reviews and considers each transaction in light of the specific facts and circumstances presented. Related persons include our directors or executive officers and their respective immediate family members and 5% beneficial owners of our common stock.

In addition, our Code of Business Conduct and Ethics establishes a policy on potential conflicts of interest. Under the Code of Business Conduct and Ethics our directors and employees, including our executive officers, must promptly report any transaction, relationship or circumstance that creates or may create a conflict of interest. Any conflict of interest for our non-director and non-executive officer employees is prohibited unless a waiver is obtained from our General Counsel. Conflicts of interest involving our directors and executive officers are prohibited unless waived by our Board or a committee of our Board. Any waiver of a conflict of interest involving one of our directors or executive officers will be promptly disclosed in accordance with applicable law and NASDAQ listing requirements. Pursuant to its charter, the Corporate Governance Committee is responsible for reviewing and considering possible conflicts of interest which involve members of our Board or management.

We also have a Code of Ethics for the CEO and Senior Financial Officers which requires that our CEO, CFO, Chief Accounting Officer, Controller and persons performing similar functions avoid actual and apparent conflicts of interest in personal and professional relationships and that they disclosure to the Chairman of the Audit Committee any material transaction or relationship that reasonably could be expected to give rise to a conflict.

We did not enter into any related party transactions during 2009 and there are not any currently proposed related party transactions.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Leadership Development Committee was at any time during 2009, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or its Compensation and Leadership Development Committee.

PERFORMANCE GRAPH

In accordance with applicable SEC rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by us. We selected the S&P 500 Index and the NASDAQ Electronic Components Index for comparison.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2009

The graph above assumes that a $100 investment was made in our common stock and each index on December 31, 2004, and that all dividends were reinvested. Also included are the respective investment returns based upon the stock and index values as of the end of each year during such five-year period. The information was provided by Zacks Investment Research, Inc. of Chicago, Illinois.

ANNUAL REPORT

Stockholders may obtain a copy of our Annual Report and a list of the exhibits thereto without charge by written request delivered to the Company, Attn: Investor Relations, 120 Broadway, Suite 3350, New York, New York 10271. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website at www.aciworldwide.com as soon as reasonably practicable after we file such information electronically with the SEC.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2011 Annual Meeting of Stockholders must be received at the office of the Company’s Secretary, 120 Broadway, Suite 3350, New York, New York, 10271, no later than December 20, 2010, to be considered for inclusion in the proxy statement and form of proxy for that meeting. The Corporate Governance Committee will review proposals submitted by stockholders for inclusion at our next annual meeting of stockholders and will make recommendations to our Board on an appropriate response to such proposals.

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be brought before its next annual meeting of stockholders in accordance with the requirements of its Bylaws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. Our Bylaws provide that written notice of a stockholder proposal must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices of the Company not less than 90 calendar days nor greater than 120 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting of stockholders.

As to each matter the stockholder proposes to bring before the 2011 Annual Meeting of Stockholders, the stockholder’s notice must set forth: (i) a brief description of the business desired to be brought before the 2011 Annual Meeting of Stockholders and the reasons for conducting such business at such annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings among such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, (v) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote required to approve the proposal, and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting. Our Bylaws also provide that the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

OTHER MATTERS

Our Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

By Order of the Board of Directors,

Dennis P. Byrnes
Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
ACI WORLDWIDE, INC.

Date:	Wednesday, June 9, 2010
Time:	8:30 A.M. (Eastern Daylight Time)
Place:	120 Broadway, Suite 3350, New York, New York 10271 See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors Recommends a Vote FOR all Nominees for Director and FOR each Proposal.
1:	Election of Directors

01 Alfred R. Berkeley, III	05 Harlan F. Seymour
02 John D. Curtis	06 John M. Shay, Jr.
03 Philip G. Heasley	07 John E. Stokely
04 James C. McGroddy	08 Jan H. Suwinski

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except

☐	☐	☐

*INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

	For	Against	Abstain

2: Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010.	☐	☐	☐

3: Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please mark this box if you plan to attend the meeting in person.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

á Please separate carefully at the perforation and return just this portion in the envelope provided. á
Annual Meeting of Stockholders of ACI Worldwide, Inc.
to be held Wednesday, June 9, 2010
For Stockholders of Record as of April 12, 2010
This proxy is being solicitied on behalf of the Board of Directors
VOTED BY:

	INTERNET	TELEPHONE
Go To		866-390-5392
www.proxypush.com/aciw

• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone. • Have your Voting Instruction Form/Proxy Card ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form/Proxy Card. • Return your Voting Instruction Form/Proxy Card in the postage-paid envelope provided.
All votes must be received by 5:00 P.M., Eastern Daylight Time, June 6, 2010.

PROXY TABULATOR FOR
ACI WORLDWIDE, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Proxy — ACI Worldwide, Inc.
Annual Meeting of Stockholders
June 9, 2010, 8:30 a.m. (Eastern Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned appoints Dennis P. Byrnes, Victoria H. Sitz and Tamar Gerber (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of ACI Worldwide, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices located at 120 Broadway, Suite 3350, New York, New York 10271, on Wednesday, June 9, 2010 at 8:30 a.m. (EDT) and all adjournments thereof.
The purpose of the Annual Meeting is to take action on the following:
1.	Elect eight directors to our Board of Directors to hold office until the 2011 Annual Meeting of Stockholders;
2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2010; and
3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The eight directors up for re-election are: Alfred R. Berkeley, III, John D. Curtis, Philip G. Heasley, James C. McGroddy, Harlan F. Seymour, John M. Shay, Jr., John E. Stokely, and Jan H. Suwinski.
The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.